UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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OCEANEERING INTERNATIONAL, INC.
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OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

March 29, 2017

Dear Shareholder:
You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 5, 2017, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041.
On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2016 is enclosed.
We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
Thank you for your interest in Oceaneering.

John R. Huff	M. Kevin McEvoy
Chairman of the Board	Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 5, 2017.
The proxy statement and annual report are available on the Internet at http://www.oceaneering.com/investor-relations/annual-reports-and-proxy-statements/.
The following information applicable to the Annual Meeting may be found in the proxy statement and/or the accompanying proxy card:

•	the date, time and location of the meeting;

•	a list of the matters intended to be acted on and our recommendations regarding those matters;

•	any control/identification numbers that you need to access your proxy card; and

•	information about attending the meeting and voting in person.

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 5, 2017

To the Shareholders of Oceaneering International, Inc.:
The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on Friday, May 5, 2017, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041 for the following purposes:

•
elect three Class I directors as members of the Board of Directors of Oceaneering to serve until the 2020 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

•	approve Oceaneering’s Second Amended and Restated 2010 Incentive Plan (Proposal 2);

•	cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers (Proposal 3);

•	cast an advisory vote on the frequency of holding future advisory votes to approve the compensation of Oceaneering’s named executive officers (Proposal 4);

•	ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2017 (Proposal 5); and

•	transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
The Board of Directors recommends votes in favor of Proposals 1, 2, 3, 5, and for “one year” in connection with Proposal 4.
The close of business on March 22, 2017 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
Our Board welcomes your personal attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting via the Internet or by telephone.

By Order of the Board of Directors,

David K. Lawrence Senior Vice President, General Counsel and Secretary
March 29, 2017

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL
YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA
THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH INSTRUCTIONS IN
THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT

PROXIES AND VOTING AT THE MEETING
Only shareholders of record of Oceaneering International, Inc. (“Oceaneering”) at the close of business on March 22, 2017 will be entitled to notice of, and to vote at, the meeting. As of that date, 98,258,906 shares of our Common Stock, $0.25 par value per share (“Common Stock”), were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about March 29, 2017. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
The accompanying proxy is solicited on behalf of our Board of Directors (our “Board”) for use at our Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson Inc. to solicit proxies at a fee estimated at $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.
The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted FOR Proposal 1 to elect the director nominees proposed by our Board, FOR Proposal 2 to approve our Second Amended and Restated 2010 Incentive Plan, FOR Proposal 3 to cast an advisory vote on a resolution to approve the compensation of Oceaneering’s Named Executive Officers, FOR holding future advisory votes to approve the compensation of Oceaneering’s named executive officers every year in connection with Proposal 4, and FOR Proposal 5 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2017.
Methods of Voting
Voting by Mail – You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.
Voting via the Internet or by Telephone – If you are a shareholder of record, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy card.
The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
If you hold shares through a brokerage firm, bank or other custodian, you may vote via the Internet or by telephone only if the custodian offers that option.

Revocability of Proxies
If you are a shareholder of record, and you vote by proxy by mail, the Internet or telephone, you may later revoke your proxy instructions by:

•
sending a written statement to that effect to our Corporate Secretary at 11911 FM 529, Houston, Texas 77041-3000, the mailing address for the executive offices of Oceaneering, provided that we receive the statement before the Annual Meeting;

•	submitting a signed proxy card, prior to the Annual Meeting, with a later date;

•	voting at a later time, but prior to the Annual Meeting, via the Internet or by telephone; or

•	voting in person at the Annual Meeting.
If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
PROPOSAL 1
ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently three directors of each of Classes I and II, and two directors of Class III. The members of each class serve for three years following their election, with one class being elected each year.
Three Class I directors are to be elected at the 2017 Annual Meeting. As recently announced, D. Michael Hughes, currently a Class I director, is retiring from the Board concurrently with the election of Class I directors at the 2017 Annual Meeting. In October 2016, our Board elected Jon Erik Reinhardsen as a Class II director (in accordance with our Amended and Restated Bylaws (our “Bylaws”), which require the classes of directors to be as equal in number as possible). In February 2017, however, our Board nominated him to fill the position among Class I directors being vacated by Mr. Hughes. Accordingly, assuming Mr. Reinhardsen is elected as a Class I director by our shareholders, his designation will change from Class II director to Class I director upon his election at the Annual Meeting, and the classes of directors will continue to be as equal in number as possible in accordance with our Bylaws.
In accordance with our Bylaws, directors are elected by a plurality of the votes cast. However, our Corporate Governance Guidelines provide that, in an uncontested election of directors, any director nominee who does not receive a “for” vote by a majority of shares present in person or by proxy and entitled to vote and actually voting on the matter shall promptly tender his or her resignation to the Nominating and Corporate Governance Committee of our Board, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board with respect to the director’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results. Abstentions and broker “non-votes” marked on proxy cards will not be counted in the election.

Each Class I director will serve until the 2020 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes II and III (except for Mr. Reinhardsen, assuming his election as a Class I director) will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2018 and 2019, respectively.

Our Board of Directors unanimously recommends a vote FOR election of the nominees for Class I directors named below. The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
Set forth below is information (ages are as of May 5, 2017) with respect to the three nominees for election as Class I directors of Oceaneering, William B. Berry, T. Jay Collins and Jon Erik Reinhardsen.

INFORMATION ABOUT NOMINEES FOR ELECTION AND CONTINUING DIRECTORS

Nominees for Election
Class I Directors (2017 - 2020)
William B. Berry
Mr. Berry, 64, has been a director of Continental Resources, Inc. since May 2014 and a director of Frank’s International N.V. since January 2015. He serves on both the Compensation Committee and the Audit Committee for Continental, and he serves on both the Compensation Committee and the Nominating and Governance Committee for Frank’s. Mr. Berry previously served as Executive Vice President, Exploration and Production, of ConocoPhillips from 2003 until his retirement on January 1, 2008, after a 32-year career with ConocoPhillips and its predecessor, Phillips Petroleum Company, during which he held other executive positions in Africa, Asia, Europe and the Middle East. Mr. Berry also served on the boards of directors of Teekay Corporation from June 2011 to December 2015, Willbros Group, Inc. from February 2008 to May 2014, Access Midstream Partners, L.P. from June 2013 to June 2014, and Nexen Inc. from December 2008 to June 2013. Mr. Berry has been a director of Oceaneering since June 2016. He is the chairman of the Compensation Committee and a member of the Audit Committee of Oceaneering’s Board.
The Board has determined that Mr. Berry is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business acumen and leadership skills derived in part from his tenure as an executive officer of a publicly traded customer of ours, his over 32-year career in exploration and production, and his experience as a director of various other public companies. Mr. Berry has significant financial and operational expertise and experience.
T. Jay Collins
Mr. Collins, 70, served as Chief Executive Officer of Oceaneering from 2006 to May 2011, and as President of Oceaneering from 1998 to May 2011. Mr. Collins previously served as Chief Operating Officer of Oceaneering from 1998 until 2006. He also served as Executive Vice President – Oilfield Marine Services of Oceaneering from 1995 to 1998 and as Senior Vice President and Chief Financial Officer of Oceaneering from 1993 until 1995. Mr. Collins also serves as a director of Murphy Oil Corporation, NuMat Technologies, Inc. and Pason Systems Inc., and as a director and Chairman of Texas Institute of Science, Inc. Mr. Collins has been a director of Oceaneering since 2002.
The Board has determined that Mr. Collins is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his thorough knowledge regarding Oceaneering and its businesses which he gained through his years of service as a member of our executive management team, as well as through his prior service on our Board. Since joining Oceaneering in 1993, Mr. Collins has been involved in all functional aspects of our management, including service as our Chief Financial Officer, our Chief Operating Officer and our Chief Executive Officer. Mr. Collins has extensive knowledge of the oil and gas industry. Including his service on our Board, Mr. Collins has over 40 years of experience with companies engaged in oilfield-related or other energy-related businesses.
Jon Erik Reinhardsen
Mr. Reinhardsen, 60, is the President and Chief Executive Officer of Petroleum Geo-Services ASA (“PGS”), positions he has held since 2008.  Prior to joining PGS, he held executive positions in Alcoa Inc. and Aker Kvaerner ASA. Mr. Reinhardsen has been a director of Borregaard ASA since April 2016 and Telenor ASA since May 2014, where he serves as chairman of the Risk and Audit Committee. Mr. Reinhardsen served as a director of Cameron International Corporation from 2009 until its acquisition by Schlumberger N.V. in April 2016, Hoegh Autoliners Holdings AS from 2006 to 2014, and Hoegh LNG Holdings Ltd. from 2006 to 2014. Mr. Reinhardsen has been a director of Oceaneering since October 2016. He is a member of the Audit Committee and the Compensation Committee of Oceaneering’s Board.
The Board has determined that Mr. Reinhardsen is qualified to serve on our Board based on his extensive experience in, and knowledge of, the subsea oilfield services industry, his involvement with renewable energy, his international perspective and his experience as a director of various other public companies. Mr. Reinhardsen has significant financial and operational expertise and experience.
Mr. Reinhardsen is currently serving as a member of our Board in Class II. If elected at the 2017 Annual Meeting, Mr. Reinhardsen will be reclassified as a member of our Board in Class I.

Continuing Directors
Information below (ages are as of May 5, 2017) is for those directors whose terms will expire in 2018 and 2019.
Class II Directors (2015 - 2018)
John R. Huff
Mr. Huff, 71, has been Chairman of Oceaneering’s Board of Directors since 1990. He served as Chief Executive Officer of Oceaneering from 1986 to 2006. Mr. Huff also serves as a director of Suncor Energy Inc. and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP. Mr. Huff previously served as a director of several other publicly traded companies, including several in the oilfield services industry. He is a member of the National Academy of Engineering. Mr. Huff has been a director of Oceaneering since 1986.
The Board has determined that Mr. Huff is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including over 25 years as Chairman of our Board, his in-depth knowledge regarding Oceaneering and its businesses which he gained through 20 years as our Chief Executive Officer, and his considerable experience as an entrepreneur and a director of several other, large multi-national companies, including several companies engaged in oilfield-related and other energy-related businesses. Mr. Huff has extensive knowledge of the oil and gas industry as well as relationships with chief executive officers and senior management at oil and gas and oilfield companies throughout the world. Including his service on our Board, Mr. Huff has over 50 years of experience with companies engaged in oilfield-related or other energy-related businesses.
Jon Erik Reinhardsen
Mr. Reinhardsen, is identified above as one of the nominees for election, to be reclassified as a Class I Director, effective upon his election.
Steven A. Webster
Mr. Webster, 65, has served as Co-Managing Partner of Avista Capital Partners LP, a private equity firm focused on investments in the energy, healthcare and other business sectors, since he co-founded that firm in 2005. From 2000 until 2005, Mr. Webster served as the Chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity. From 1997 to 1999, he was the Chief Executive Officer and President of R&B Falcon Corporation, and prior to that, was Chairman and Chief Executive Officer of Falcon Drilling Company, which he founded in 1988. Mr. Webster is a director and Chairman of Carrizo Oil & Gas, Inc. He also serves as a director of Era Group Inc. In addition, Mr. Webster serves as a trust manager and a member of the Compensation Committee of Camden Property Trust. Mr. Webster previously served as a director of various other public and private companies, including Basic Energy Services, Inc. from 2000 through 2016, and other companies engaged in oil and gas exploration and production or oilfield services. Mr. Webster has been a director of Oceaneering since March 2015. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Oceaneering’s Board.
The Board has determined that Mr. Webster is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business leadership skills from his tenure as chief executive officer of publicly traded companies, his over 30-year career in private equity and investment activities, and his experience as a director of various other public and private companies. Mr. Webster has over 35 years of experience in the onshore and offshore oil and gas exploration and production and oilfield services industries.
Class III Directors (2016 - 2019)
M. Kevin McEvoy
Mr. McEvoy, 66, has been Chief Executive Officer of Oceaneering since May 2011, and will continue to serve in that position until his retirement immediately after the Annual Meeting. Mr. McEvoy joined Oceaneering in 1984, when we acquired Solus Ocean Systems, Inc. Since 1984, he has held various senior management positions in each of our operating groups. He was appointed Executive Vice President in 2006, with the additional position of Chief Operating Officer in 2010, and President from May 2011 to February 2015. Mr. McEvoy has been a director of Oceaneering since May 2011. Mr. McEvoy has served on the board of directors of EMCOR Group, Inc. since June 2016, where he is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

The Board has determined that Mr. McEvoy is qualified to serve on our Board based on his thorough knowledge regarding Oceaneering and its businesses, which he gained through his years of service in each of our five business segments and as a member of our executive management team, as well as through his prior service on our Board. Since joining Oceaneering in 1984, Mr. McEvoy has been involved in all aspects of our operating groups, including service as a Vice President, Senior Vice President, Executive Vice President, Chief Operating Officer, President and Chief Executive Officer. He holds leadership roles in several industry trade associations. Mr. McEvoy has over 40 years of experience in offshore, diving and other subsea and marine-related activities, primarily in oilfield-related areas, with significant international exposure.
Paul B. Murphy, Jr.
Mr. Murphy, 57, has, since 2009, been Chief Executive Officer, President and a director of Cadence Bancorp, LLC, a privately owned bank holding company for Cadence Bank. Formed in 2009, Cadence Bank has approximately $9.5 billion in assets and 65 branches in five states, including Texas. Mr. Murphy previously was employed by Amegy Bank of Texas from 1990 to 2009, where he served in senior leadership roles, including as Chief Executive Officer from 2000 to 2009 and as a director of that bank from 1994 to 2009. Mr. Murphy also served as a director of the Federal Reserve Bank of Dallas – Houston Branch from 2009 through 2015. Mr. Murphy has been a director of Hines Real Estate Investment Trust, Inc. since 2008. Mr. Murphy was appointed to Oceaneering’s Board in August 2012 and is chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee of the Board.
The Board has determined Mr. Murphy is qualified to serve on our Board based on his considerable experience as an executive officer and director of both privately owned and publicly traded companies, particularly financial institutions. Mr. Murphy’s financial background, including over 35 years of business and entrepreneurial experience in the financial services industry, allows him to provide valuable contributions to our Board. Including his service on our Board, Mr. Murphy has 20 years of experience as a director of publicly owned companies.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth the number of shares of Common Stock beneficially owned as of March 22, 2017 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

Name	Number of Shares (1)	Number of Shares Underlying Restricted Stock Units (2)	Total (3)
William B. Berry	10,000	—	10,000
T. Jay Collins	29,452	—	29,452
Alan R. Curtis	11,579	26,483	38,062
W. Cardon Gerner	40,812	12,531	53,343
Clyde W. Hewlett	37,764	42,445	80,209
John R. Huff	97,196	—	97,196
D. Michael Hughes	70,139	—	70,139
Roderick A. Larson	22,360	56,817	79,177
M. Kevin McEvoy	130,659	109,255	239,914
Paul B. Murphy, Jr.	21,000	—	21,000
Jon Erik Reinhardsen	10,000	—	10,000
Steven A. Webster	14,000	—	14,000
All directors and executive officers as a group (17 persons)	547,310	350,012	897,322

(1)
There are no outstanding stock options held by any of our directors or executive officers. Includes the following shares granted in 2017 pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no dispositive power: Mr. Berry – 6,000; Mr. Collins – 6,000; Mr. Huff – 9,000; Mr. Hughes – 6,000; Mr. Murphy – 6,000; Mr. Reinhardsen – 6,000; Mr. Webster – 6,000; and all directors and executive officers as a group – 45,000. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), as to which the indicated persons have the right to direct the plan trustee on how to vote: Mr. Curtis – 10,085; Mr. Gerner – 3,294; Mr. Hewlett – 280; Mr. McEvoy – 30,469; and all directors and executive officers as a group – 46,688. At withdrawal, the share equivalents are to be settled in shares of

Common Stock. Also includes the following shares as to which the indicated persons have shared voting and dispositive power: Mr. Gerner – 1,520; Mr. Hughes – 15,840; and all directors and executive officers as a group – 17,460. The beneficial ownership of (a) each director and executive officer represents approximately 0.1% or less of the outstanding Common Stock and (b) all directors and executive officers as a group represents approximately 0.6% of the outstanding Common Stock.

(2)
Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.

(3)
The indicated holdings represent (a) for each director and executive officer and (b) for all directors and executive officers as a group less than 1.0% of the total of outstanding shares of Common Stock and shares of Common Stock underlying attributable restricted stock units beneficially owned by such person or by all directors and executive officers as a group, as applicable.

Listed below are the only persons who, to our knowledge, may be deemed to be beneficial owners as of March 22, 2017 of more than 5% of the outstanding shares of Common Stock. This information is based on beneficial ownership reports filed with the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
FMR LLC 245 Summer Street Boston, MA 02210	14,709,746	(2)	15.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,757,632	(3)	8.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,993,102	(4)	8.1%
Eaton Vance Management 2 International Place Boston, MA 02110	5,270,496	(5)	5.4%

(1)	All percentages are based on the total number of issued and outstanding shares of Common Stock as of March 22, 2017.

(2)
The amount beneficially owned of 14,709,746 shares of Common Stock, as shown, is as reported by FMR LLC in a Schedule 13G/A filed with the SEC and dated February 14, 2017. The Schedule 13G/A reports that FMR LLC has sole voting power with respect to 946,314 shares and sole dispositive power with respect to all 14,709,746 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant subsidiaries of FMR LLC collectively and beneficially owning the shares being reported in the Schedule 13G/A as: FIAM LLC; Fidelity Institutional Asset Management Trust Company BK; FMR Co., Inc.; and Strategic Advisers, Inc. The Schedule 13G/A further reports: (i) FMR Co., Inc. is the beneficial owner of 5% or greater of the Common Stock outstanding; (ii) Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC; (iii) members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of the voting equity of FMR LLC; (iv) the Johnson family group and other equity owners of FMR LLC have entered into a voting agreement; (v) through their ownership of voting equity and the execution of the voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC; (vi) neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees; and (vii) Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The Schedule 13G/A disclaims reporting on shares, if any, beneficially owned by certain subsidiaries, affiliates or other companies whose beneficial ownership of shares is disaggregated from that of FMR LLC in accordance with SEC Release No. 34-39538 (January 12, 1998).

(3)
The amount beneficially owned of 8,757,632 shares of Common Stock, as shown, is as reported by The Vanguard Group in a Schedule 13G/A filed with the SEC and dated February 10, 2017. The Schedule 13G/A reports that The Vanguard Group has sole voting power with respect to 58,554 shares, sole dispositive power with respect to 8,692,948 shares, shared voting power with respect to 11,371 shares and shared dispositive power with respect to 64,684 shares. The Schedule 13G/A further reports that: (i) Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 53,313 shares, or 0.05% of the Common Stock outstanding, as a result of its serving as investment manager of collective trust accounts; and (ii) Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 16,612 shares, or 0.02% of the Common Stock outstanding, as a result of its serving as investment manager of Australian investment offerings.

(4)
The amount beneficially owned of 7,993,102 shares of Common Stock, as shown, is as reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC and dated January 25, 2017. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 7,609,166 shares and sole dispositive power with respect to 7,993,102 shares.

(5)
The amount beneficially owned of 5,270,496 shares of Common Stock, as shown, is as reported by Eaton Vance Management in a Schedule 13G filed with the SEC and dated February 15, 2017. The Schedule 13G reports that Eaton Vance Management has sole voting power and sole dispositive power with respect to all of such shares.

CORPORATE GOVERNANCE
During 2016, our Board of Directors held 10 meetings of the full Board and 21 meetings of committees of the Board. Each of our continuing directors attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he served (during the period of his service). In addition, we have a policy that directors are encouraged to attend the Annual Meeting. Last year, all six of our then-continuing directors attended our Annual Meeting. In 2016, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2017. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chair these executive sessions on a rotating basis. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (independent members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3000.
Under rules adopted by the New York Stock Exchange (the “NYSE”), our Board of Directors must have a majority of independent directors. The director independence standards of the NYSE require a board determination that our director has no material relationship with us and has no specific relationships that preclude independence. Our Board considers relevant facts and circumstances in assessing whether a director is independent. Our Board has determined that, in addition to Mr. Pappas, who retired in May 2016, the following directors currently meet the NYSE independence requirements: William B. Berry; T. Jay Collins; John R. Huff; D. Michael Hughes; Paul B. Murphy, Jr.; Jon Erik Reinhardsen; and Steven A. Webster.
We have three standing committees of our Board of Directors: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board has determined that each member of these committees is independent in accordance with the requirements of the NYSE. Our Board has also determined that each member of the Audit Committee meets the independence requirements that the SEC has established for service on an audit committee.
COMMITTEES OF THE BOARD
Audit Committee
The Audit Committee, which is comprised of Messrs. Murphy (Chairman), Berry, Hughes and Reinhardsen, held eight meetings during 2016. Messrs. Berry and Reinhardsen were appointed to the Audit Committee upon election to the Board in June 2016 and October 2016, respectively.
Our Board of Directors has determined that all current members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. For information relating to the background of each member of the Audit Committee, see the biographical information under “Information about Nominees for Election and Continuing Directors.”
The Audit Committee is appointed by our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, to assist the Board in its oversight of:

•	the integrity of our financial statements;

•	our compliance with applicable legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors;

•	the performance of our internal audit functions; and

•	the adequacy of our internal control over financial reporting.
Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and internal controls over financial reporting and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent auditors. The Audit Committee operates under a written charter adopted by our Board of Directors. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditors’ work.
In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) and the independent auditors’ annual audit of our internal control over financial reporting; recommends to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our internal auditors, independent auditors and management; reviews the general scope of our accounting, financial reporting, annual audit and our internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; and reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies. A copy of the Audit Committee charter is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”
Compensation Committee
The Compensation Committee, which is comprised of Messrs. Berry (Chairman), Reinhardsen and Webster, held five meetings during 2016. Mr. Pappas served as Chairman on the Compensation Committee until his retirement in May 2016; Mr. Murphy served on the Compensation Committee from the date of Mr. Pappas’ retirement until Mr. Berry’s appointment in June 2016, during which period Mr. Webster served as Chairman. Mr. Reinhardsen was appointed to the Compensation Committee in October 2016.
The Compensation Committee is appointed by our Board of Directors to:

•	assist the Board in discharging its responsibilities relating to: (i) compensation of our executive officers and nonemployee directors; and (ii) employee benefit plans and practices; and

•
produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.

Specific duties and responsibilities of the Compensation Committee include: overseeing our executive and key employee compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus plans, long-term incentive plans, supplemental executive retirement plan and severance, termination and change-of-control arrangements; approving employment agreements for key executives; reviewing and making recommendations to the Board regarding the directors’ and officers’ indemnification and insurance matters; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its own performance and its charter.
In August of each year, the Compensation Committee engages a recognized human resource consulting firm (the “Compensation Consultant”), to assist the Compensation Committee in its administration of compensation for our directors and executive officers for the following year. Generally in October or November of each year, the Compensation Committee provides to the Compensation Committee a market analysis including: (i) total direct compensation (salary, annual incentive bonus and long-term incentive compensation), retirement benefits and perquisites for each of our executive officers and certain other key employees; and (ii) compensation for nonemployee directors among peer group companies, and other survey data

(see “Compensation Discussion and Analysis – The Role of the Compensation Consultant” in this Proxy Statement). The Compensation Consultant engaged in 2016, as in 2015, was Meridian Compensation Partners, LLC (“Meridian”).
The Compensation Committee approves the form and amounts of annual and long-term incentive program and compensation for our executive officers and other key employees, and recommends to the Board the forms and amounts of compensation for nonemployee directors.
The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the Compensation Committee charter is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, which is comprised of Messrs. Hughes (Chairman), Murphy and Webster, held eight meetings during 2016.
The Nominating and Corporate Governance Committee is appointed by our Board of Directors to, among other things:

•	identify individuals qualified to become directors of Oceaneering;

•	recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;

•	recommend to our Board a director to serve as Chairman of the Board;

•	recommend to our Board committee assignments for directors;

•	periodically assess the performance of our Board and its committees;

•	periodically review with our Board succession planning with respect to our Chief Executive Officer and other executive officers;

•	evaluate related-person transactions in accordance with our policy regarding such transactions; and

•	periodically review and assess the adequacy of our corporate governance policies and procedures.
The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter and a copy of our Corporate Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of each of these documents from us upon request.
The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.
Shareholder Nominations for Board Candidates
The Nominating and Corporate Governance Committee will also consider nominees recommended by shareholders in accordance with our Bylaws. In assessing the qualifications of all prospective nominees to the Board, the Nominating and Corporate Governance Committee will consider, in addition to criteria set forth in our Bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration also will be given to the Board’s diversity and having an appropriate mix of backgrounds and skills. In that regard, our Corporate Governance Guidelines provide that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences.
A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our Bylaws, as well as applicable securities laws and regulations of the NYSE. The Nominating and Corporate Governance

Committee will consider all candidates identified through the processes described above, whether identified by the Committee or by a shareholder, and will evaluate each of them on the same basis.
As to each person a shareholder proposes to nominate for election as a director, our Bylaws provide that the nomination notice must:

•
include the name, age, business address, residence address (if known) and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and

•	be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.
The nomination notice must also include, as to that shareholder and any of that shareholder’s “associates” (defined to include (i) any person acting in concert with that shareholder, (ii) any person who beneficially owns shares of Common Stock owned of record or beneficially by that shareholder and (iii) any person controlling, controlled by or under common control with, directly or indirectly, that shareholder or any person described in the foregoing clause (i) or (ii)) on whose behalf the nomination or nominations are being made:

•	the name and address of that shareholder, as they appear on our stock records and the name and address of that associate;

•	the number of shares of Common Stock which that shareholder and that associate own beneficially or of record;

•
a description of any agreement, arrangement or understanding relating to any hedging or other transaction or series of transactions (including any derivative or short position, profit interest, option, hedging transaction or borrowing or lending of shares) that has been entered into or made by that shareholder or that associate, the effect or intent of which is to mitigate loss, manage risk or benefit from share price changes or to increase or decrease the voting power of that shareholder or that associate, in any case with respect to any share of Common Stock;

•
a description of all arrangements and understandings between that shareholder or that associate and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•
a representation as to whether that shareholder or that associate, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends, (i) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (ii) otherwise to solicit proxies in support of the nomination; and

•
any other information relating to that shareholder and that associate that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations, in connection with solicitations of proxies for an election of a director.

In addition, the nomination notice must include a representation that the shareholder will notify us in writing of any change in any of the information referenced above as of the record date for the meeting of shareholders to which the nomination relates promptly following the later of that record date or the date notice of that record date is first publicly disclosed. We may require any person a shareholder proposes to nominate for election as a director under the provisions described above to furnish additional written information to determine the eligibility of that person to serve as a director.
To be timely for consideration at our 2018 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, addressed to our Corporate Secretary, not earlier than November 6, 2017 and not later than the close of business on January 5, 2018.

LEADERSHIP STRUCTURE AND BOARD RISK OVERSIGHT
We currently have a leadership structure that includes separate individuals serving as our Chief Executive Officer and Chairman of our Board. Our Board believes this structure is appropriate in the existing circumstances, as Mr. McEvoy, our Chief Executive Officer, and Mr. Huff, Chairman of our Board, currently serve our company in separate and distinct roles. Our Board believes it is appropriate to retain the flexibility to combine those two positions in the future, should future circumstances result in a situation in which our Board determines that such a combination is appropriate.
The members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee include only persons whom the Board has affirmatively determined are independent. None of the Chairmen of our Board committees serves as chairman of more than one of those committees. As discussed above, our Board of Directors has determined that all members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. Although our Board believes the current membership and leadership structure for our Board committees are appropriate in the existing circumstances, our Board also believes it is appropriate to retain the flexibility to change Board committee memberships and leadership structure in the future, should future circumstances warrant such a change in the view of our Board.
The risk oversight role of our Board and its committees is set forth in our Corporate Governance Guidelines and respective committee charters. Our Board and its committees are actively involved in the oversight of risks applicable to Oceaneering through oversight of our enterprise risk management program. Our Board oversees our:

•	financial- and compliance-related risks with the assistance of the Audit Committee;

•
risks associated with our Board and executive officer leadership and succession, conflicts of interest, and more generally with the adequacy of our governance policies and procedures, with the assistance of the Nominating and Corporate Governance Committee; and

•	risks associated with compensation policies and practices for executive officers and key employees with the assistance of the Compensation Committee.
Our Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk-taking. Based on analyses conducted by management and discussed with the Compensation Committee, we do not believe that our compensation programs for our executives and other employees are reasonably likely to have a material adverse effect on us. Our Board believes that the current structure of our Audit Committee, with all members being independent and audit committee financial experts, and our Nominating and Corporate Governance Committee and Compensation Committee, with all members being independent, provides for an efficient and effective means of overseeing these risks. Our Board also oversees our strategic and operations-related risks. Our Board believes that the relative levels of experience and independence of our Board members, collectively, support the Board’s ability to effectively oversee these risks.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. None of our directors or executive officers are members of the same family.
CODE OF ETHICS

Our Board of Directors adopted a code of ethics that applies to our Chief Executive Officer and senior financial officers, including our principal financial officer, Chief Financial Officer, principal accounting officer, Chief Accounting Officer and Treasurer, and a code of business conduct and ethics that applies to all our officers, directors and employees. Each is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a printed copy of these codes from us upon request. Any change in or waiver of these codes of ethics will be disclosed on our Web site.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Oceaneering International, Inc.’s Board of Directors is comprised of the four directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee met eight times during the year ended December 31, 2016. The Committee reviewed and discussed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, all of Oceaneering’s earnings releases in 2016 prior to the public release of those earnings releases. In addition, the Chairman of the Committee reviewed and discussed with management the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, prior to their being filed with the Securities and Exchange Commission.

The Committee reviewed and discussed, with management and Ernst & Young, Oceaneering’s consolidated financial statements for the year ended December 31, 2016. Members of management represented to the Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young matters required to be discussed under the standards of the Public Company Accounting Oversight Board. The Committee also reviewed and discussed, with management and Ernst & Young, our management’s report and Ernst & Young’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Ernst & Young provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s independence, and the Committee discussed with Ernst & Young their independence from Oceaneering. The Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
Based on the Committee’s discussions with management and Ernst & Young and the Committee’s review of the items referred to above, the Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2016 be included in the Form 10-K for the year ended December 31, 2016 filed with the SEC.

Audit Committee Paul B. Murphy, Jr., Chairman William B. Berry D. Michael Hughes Jon Erik Reinhardsen

PROPOSAL 2
APPROVAL OF THE SECOND AMENDED AND RESTATED 2010 INCENTIVE PLAN
Our Board of Directors adopted the 2010 Incentive Plan of Oceaneering International, Inc. (“Original Incentive Plan”) on February 19, 2010, and our shareholders approved the Original Incentive Plan at the 2010 Annual Meeting. Our Board of Directors adopted the Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc. (the “Current Incentive Plan”) on February 19, 2015, and our shareholders approved the Current Incentive Plan at the 2015 Annual Meeting. Our Board of Directors adopted the Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc. (the “Proposed Incentive Plan”) on February 13, 2017, subject to the approval of our shareholders at the 2017 Annual Meeting.
We are asking our shareholders to approve the Proposed Incentive Plan, effective as of the date of the 2017 Annual Meeting (the “Effective Date”), primarily:
•to add an additional 2,100,000 shares to those authorized under the Current Incentive Plan; and
•to reapprove the material terms of the performance-based goals under the plan.
The Proposed Incentive Plan is integral to our compensation strategy, as more fully described in the Compensation Discussion and Analysis included in this Proxy Statement. After seven years of awards, despite our conservative use of equity, we have nearly exhausted the 3,257,146 shares that our shareholders approved for use by us under the Original Incentive Plan and reapproved, without an increase in shares, under the Current Incentive Plan. We are seeking shareholder approval to provide Oceaneering with enough shares to support an estimated three to five years of awards under the Proposed Incentive Plan. We are cognizant of the potentially dilutive effect of equity incentive awards and note that we have reduced the number of outstanding shares of Common Stock by over 10 million shares since December 31, 2013 and, as of December 31, 2016, hold over 12 million shares in treasury. See also “— Summary of the Proposed Incentive Plan — Shares Reserved.”
The Proposed Incentive Plan also reflects our efforts to better align certain other provisions with shareholder preferences, as more particularly described below under the caption “— Best Practice Features of the Proposed Incentive Plan.” Approval of the Proposed Incentive Plan by our shareholders would also preserve the deductibility under the Internal Revenue Code of 1986, as amended from time to time (the “Code”), of performance-based awards or bonuses paid to our Chief Executive Officer and our other executive officers. Section 162(m) of the Code denies an employer a tax deduction for certain compensation in excess of $1 million paid to “covered employees” of a publicly held corporation unless the compensation is qualified performance-based compensation.
The regulations adopted under Section 162(m) of the Code generally require that shareholders approve the material terms of the performance-based goals, and that performance-based goals be submitted for reapproval no later than five years after the initial shareholder approval. Our shareholders last approved the performance-based goals in the Current Incentive Plan when they approved the Current Incentive Plan at our 2015 Annual Meeting. The performance-based goals are described below under the caption “— Summary of the Proposed Incentive Plan — Performance Awards.”
Our Board believes the Proposed Incentive Plan will be important to our long-term success by helping us to attract and retain key employees, to attract and retain qualified directors, to encourage the sense of proprietorship of such employees and directors, and to stimulate the active interest of such persons in the development and financial success of Oceaneering and its subsidiaries. These objectives are to be pursued through grants of incentive and stock-based awards under the plan. As noted above, approval of the Proposed Incentive Plan will allow us to continue to make awards which are deductible under Code Section 162(m). The following description of the Proposed Incentive Plan is a summary of various provisions and is qualified in its entirety by reference to the Proposed Incentive Plan, which is attached to this Proxy Statement as Appendix A.
Best Practice Features of the Proposed Incentive Plan

•
Compensation Committee Oversight. The Compensation Committee of our Board of Directors (the “Committee”), composed solely of independent directors, will approve all grants made to employees and review all grants made to nonemployee directors under the Proposed Incentive Plan; provided, however, that the Committee may delegate to any committee of the Board, to the Chief Executive Officer and to any of our other senior officers its duties under the Proposed Incentive Plan with respect to our employees pursuant to such conditions or limitations as the Committee may establish, but such delegation to the Chief Executive Officer or any other senior officer will not extend to the authority to make awards to any of our officers.

•
No Repricing of Options or SARs. The Proposed Incentive Plan prohibits repricing and replacement of stock options and stock appreciation rights at lower exercise prices, unless approved by our stockholders.

•	No Discounted Options or SARs. Stock options and stock appreciation rights may not be granted with an exercise price below the closing price of our Common Stock on the NYSE on the date of grant.

•	No Dividends on Options or SARs. Dividends and dividend equivalents may not be paid or accrued on stock options or stock appreciation rights.

•	Limited Terms for Options and SARs. Stock options and stock appreciation rights granted under the Proposed Incentive Plan are limited to 10-year terms.

•
Minimum Vesting. Awards of stock, options and SARs will have a minimum vesting period or restriction period, as applicable, of one year from the date of grant, provided that: (i) the Committee may provide for earlier vesting or termination of the restriction period following a Change of Control (as defined in the Proposed Incentive Plan) or upon termination of a participant’s employment or service by reason of death, disability or retirement; and (ii) awards with respect to up to 5% of the shares of Common Stock authorized for grant pursuant to the Proposed Incentive Plan may have a vesting period or restriction period, as applicable, of less than one year.

•
Vesting of Dividends and Dividend Equivalents. Only a stock award (e.g., restricted stock units and restricted stock) may include dividends or dividend equivalents. Dividends and dividend equivalents payable in connection with a stock award may accrue but will not, in any event, be payable until the expiration of the vesting period or restriction period, as applicable, of the underlying stock award.

•
Director Award Limits. No nonemployee director may be granted, during any single calendar year, awards having an aggregate value, determined on each applicable grant date, when added to all cash compensation paid to the nonemployee director during the same calendar year, in excess of $3,500,000.

•
Clawback or Recoupment. All awards granted under the Proposed Incentive Plan will be subject to recovery or clawback pursuant to applicable law, regulation or stock exchange listing requirements and our clawback policy, as amended from time to time.

•
No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, unless approved by the Committee.

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No “Evergreen” Provision. Shares authorized for issuance under the Proposed Incentive Plan will not be replenished automatically. Any additional shares to be issued over and above the amount for which we are seeking authorization must be approved by our stockholders.

•	No Tax Gross-ups. Participants will not receive tax gross-ups under the Proposed Incentive Plan.
Summary of the Proposed Incentive Plan
The Proposed Incentive Plan is designed to attract and retain key employees of Oceaneering and its subsidiaries, to attract and retain qualified directors of Oceaneering, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of Oceaneering and its subsidiaries. These objectives are to be pursued through grants of incentive and stock-based awards under the plan and thereby providing participants with a proprietary interest in the growth and performance of Oceaneering and its subsidiaries. The Proposed Incentive Plan is administered by the Committee, except that our full Board of Directors administers awards for our nonemployee directors. The Proposed Incentive Plan provides for various types of awards to be granted to participants. Under the Proposed Incentive Plan, options to purchase shares of Common Stock and stock appreciation rights may be granted; however, per-share exercise prices cannot be less than the fair market value per share of our Common Stock on the date of grant. Options and stock appreciation rights must have fixed terms no longer than ten years. Repricing of options and stock appreciation rights is prohibited under the Proposed Incentive Plan; similarly, options and stock appreciation rights may not be canceled in exchange for cash or other awards. In addition, the Proposed Incentive Plan permits grants of shares of Common Stock or of rights to receive shares of Common Stock, or their cash equivalent or a combination of both, including restricted and unrestricted stock and restricted stock units, on such terms as the Committee may determine. Awards will have a minimum vesting period or restriction period, as applicable, of one year from the date of grant, provided that: (i) the Committee may provide for earlier vesting or termination of the restriction period following a Change of Control or upon termination of a participant’s employment or service by reason of death, disability or retirement; and (ii) awards with respect to up to 5% of the shares of Common Stock authorized for grant pursuant to the Proposed Incentive Plan may have a vesting period or restriction period, as applicable, of less than one year. The Proposed Incentive Plan also provides for cash awards.

Shares Reserved. The number of shares available for awards under the Current Incentive Plan, as of the date of this Proxy Statement, is 629,493. Together with the 2,100,000 additional shares that we request shareholders approve, the maximum number of shares of Common Stock that may be subject to awards under the Proposed Incentive Plan is 5,357,146 shares (which includes 3,257,146 shares that were originally available for awards under the Current Incentive Plan). The number of shares of Common Stock that are the subject of awards under the Proposed Incentive Plan that are canceled, terminated, forfeited or expire unexercised shall again immediately become available for Awards hereunder as if such shares had never been the subject of an award. The number of shares of Common Stock available under the Proposed Incentive Plan shall not be increased by shares of Common Stock tendered, surrendered or withheld in connection with (i) the exercise or settlement of an award or (ii) Oceaneering’s tax withholding obligations. As was the case with the Original Incentive Plan and the Current Incentive Plan, all shares of Common Stock available under the Proposed Incentive Plan are available for incentive stock options under Section 422 of the Code.
Although the Proposed Incentive Plan allows for the grant of options and stock appreciation rights, we expect to continue to deliver long-term incentives through grants of restricted stock, restricted stock units and performance units.
Award Limits. Under the Proposed Incentive Plan, (i) no employee may be granted, in any single calendar year: options or SARs that are exercisable for more than 1,000,000 shares of Common Stock; stock awards covering more than 1,000,000 shares of Common Stock; or cash awards having a value greater than $10,000,000; and (ii) no nonemployee director may be granted, during any single calendar year: options or SARs that are exercisable for more than 100,000 shares of Common Stock; stock awards covering more than 50,000 shares of Common Stock; or cash awards having a value greater than $3,000,000, and, in addition to the limitations set forth above, awards having an aggregate value, determined on each applicable grant date, when added to all cash compensation paid to the nonemployee director during the same calendar year, in excess of $3,500,000.
Adjustments. The Proposed Incentive Plan provides for appropriate adjustments in the number of shares of Common Stock subject to awards and available for future awards, as well as the maximum award limits under the Proposed Incentive Plan, in the event of changes in our outstanding Common Stock by reason of a merger, stock split or certain other events.
Selection of Participants. The Committee selects the employee participants and determines the number and type of awards to be granted to each such participant, and the full Board of Directors makes the same determinations with respect to nonemployee directors. Participants who may be granted awards under the Proposed Incentive Plan include any employee of Oceaneering or any of its subsidiaries and any nonemployee director of Oceaneering. As of December 31, 2016, Oceaneering and its subsidiaries collectively had approximately 9,300 employees, including ten executive officers of Oceaneering, and Oceaneering had seven nonemployee directors. The Committee may delegate any of its authority to grant awards to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934 to the Board of Directors or to any other committee of the Board of Directors, provided such delegation is made in writing and specifically sets forth such delegated authority.
Awards may be granted as alternatives to or in replacement of: (1) awards outstanding under the Proposed Incentive Plan or any other plan or arrangement of Oceaneering or any of its subsidiaries; or (2) awards outstanding under a plan or arrangement of a business or entity all or part of which is acquired by Oceaneering or any of its subsidiaries; provided, however, that except for adjustments to account for certain corporate transactions, the grant price of any option or stock appreciation right will not be decreased, including by means of issuance of a substitute option or stock appreciation right with a lower grant price or by exchange of an option or stock appreciation right for cash or other awards. The Committee may include provisions in awards for the payment or crediting of interest or dividend equivalents, including converting those credits into deferred share equivalents. Dividends and dividend equivalents payable in connection with a stock award may accrue but will not, in any event, be payable until the expiration of the vesting period or restriction period, as applicable, of the underlying stock award.
Stock Options. The Committee determines, in connection with each option granted to employees, the exercise price, whether that price is payable in cash (and whether that may include proceeds of a sale assisted by a third party) or shares of Common Stock or both, the terms and conditions of exercise, the expiration date, whether the option will qualify as an incentive stock option under the Code or a nonqualified stock option, restrictions on transfer of the option, and other provisions not inconsistent with the Proposed Incentive Plan. The term of an option will not exceed ten years from the date of grant. The full Board of Directors makes the same determinations with respect to nonqualified options granted to nonemployee directors.
Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights, or SARs, to employees and the full Board of Directors may grant SARs to nonemployee directors. Each SAR entitles the participant, on exercise of the SAR, to receive in cash or shares of Common Stock a value equal to the excess of the fair market value of a specified number of shares of Common Stock, at the time of exercise, over the exercise price established by the Committee or Board of Directors, as applicable. The term of a SAR will not exceed ten years from the date of grant. A SAR may be granted in tandem with an option, subject to such terms and restrictions as established by the Committee or Board of Directors, as applicable.
Stock Awards and Cash Awards. The Proposed Incentive Plan authorizes the Committee to grant employees stock awards (consisting of shares of Common Stock or of a right to receive shares of Common Stock, or their cash equivalent or a combination of both, in the future) and cash awards, and the Board of Directors is authorized to make such grants to nonemployee directors. Those awards may be subject to the terms and conditions, restrictions and contingencies, not inconsistent with the Proposed Incentive Plan, as may be determined by the Committee or Board of Directors, as applicable. Among other things, stock awards and cash awards under the Proposed Incentive Plan may be conditioned on the achievement of single or multiple performance goals.
Performance Awards. Any award available under the Proposed Incentive Plan may be made as a performance award. Performance awards not intended to qualify as qualified performance-based compensation under Code Section 162(m) will be based on achievement of such goals and will be subject to such terms, conditions and restrictions as the Committee (or the Board of Directors with respect to nonemployee director awards) will determine. Performance awards granted under the Proposed Incentive Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals established by the Committee. The performance goals may be cumulative, annual or end-of-performance period goals, may be relative to a peer group or based on changes or maintenance relative to stated values, and may be based on any one or more of the following measures: absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenues); absolute or relative safety performance or measurements; book value per share; cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); controlling or reducing various business costs; credit rating; customer satisfaction; debt to capital ratio; earnings or derivatives thereof (including, but not limited to, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and earnings per share); economic value added (or an equivalent measure); gross operating or net margins; income (including, but not limited to, operating income and net income); maintaining certain levels of debt and interest expense; market share; revenue; and stock price measure (including, but not limited to, stock price, growth measure and total shareholder return). Unless otherwise stated, a performance goal need not be based on an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria) and any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. Awards that are intended to be qualified performance awards may not be adjusted upward. The Committee may retain the discretion to adjust such performance awards downward, either on a formula or discretionary basis or on the basis of any combination thereof, as the Committee determines.
At the time it establishes the performance goals, the Committee may provide, in any such performance award, that any evaluation of performance may include or exclude any of the following events that occur during a performance period: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (4) any reorganization and restructuring programs; (5) unusual, infrequently occurring, nonrecurring or one-time events affecting Oceaneering or its financial statements; (6) acquisitions or divestitures; (7) foreign exchange gains and losses; and (8) settlement of hedging activities.
The performance measures described above are included in the Proposed Incentive Plan to enable the Committee to make stock awards or cash awards that qualify as qualified performance-based compensation under Code Section 162(m). The Committee can satisfy such requirements by, among other things, including provisions in awards that will make them payable solely on account of the attainment of one or more pre-established, objective performance goals based on performance measures that have been approved by our shareholders. Although the Committee does not have to include such provisions in awards, the inclusion of such provisions and compliance with certain other requirements of Code Section 162(m) would enable us to take a tax deduction for the related compensation that we might not otherwise be able to take.
Director Awards. The Board of Directors generally may grant nonemployee directors of Oceaneering awards in accordance with the same terms governing all other awards under the Proposed Incentive Plan; provided, however, that incentive stock options may not be granted to nonemployee directors.
Accelerated Vesting on a Change of Control. The treatment of awards on the occurrence of a Change of Control will be determined in the sole discretion of the Committee or the Board of Directors and will be described in the applicable award agreements. Such treatment may include the acceleration of vesting or the lapse of restrictions on the occurrence of a Change of Control or upon termination of employment following a Change of Control.

Transferability. Except as otherwise specified in a participant’s award agreement, no award granted pursuant to, and no right to payment under, the Proposed Incentive Plan will be assignable or transferable by a participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and any right granted under the Proposed Incentive Plan will be exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative.
Duration; Plan Amendments. The Proposed Incentive Plan has a term of ten years from the date of Board approval. The Board of Directors may at any time amend, suspend or terminate the Proposed Incentive Plan (and the Committee may amend or modify an award agreement) but in doing so cannot materially adversely affect any outstanding award without the participant’s written consent or make any amendment without shareholder approval, to the extent such shareholder approval is required by applicable legal requirements. If the shareholders of Oceaneering fail to approve the Proposed Incentive Plan at this annual meeting, the Proposed Incentive Plan will be of no force and effect and the Current Incentive Plan will continue in force and effect.
Certain Federal Income Tax Consequences of Awards Under the Proposed Incentive Plan
The following summary is based on current interpretations of existing federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any locality, state or foreign country in which a participant’s income or gain may be taxable.
Options. Some of the options issuable under the Proposed Incentive Plan may constitute “incentive stock options” within the meaning of Code Section 422, while other options granted under the Proposed Incentive Plan may be nonqualified stock options. The Code provides for special tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment accorded nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes and Oceaneering will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the shares at the time of exercise is a tax preference item that may require payment of an alternative minimum tax. On the sale of shares of Common Stock acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares of Common Stock acquired on the date of exercise and the exercise price. On any sale of those shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. No deduction is available to Oceaneering on the exercise of an incentive stock option (although a deduction may be available if the employee sells the shares acquired on exercise before the applicable holding period expires); however, on exercise of a nonqualified stock option, Oceaneering is entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment on exercise. An option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Any such option would be treated as a nonqualified stock option for tax purposes.
Stock Appreciation Rights. The amount of any cash or the fair market value of any shares of Common Stock received by the holder on the exercise of SARs under the Proposed Incentive Plan will be subject to ordinary income tax in the year of receipt, and Oceaneering will be entitled to a deduction for that amount.
Restricted Stock. A participant generally recognizes no taxable income at the time of an award of restricted stock. A participant may, however, make an election under Section 83(b) of the Code to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation or depreciation in the value of the shares of stock granted may be taxed as capital gain or loss on a subsequent sale of the shares. If the participant does not make a Section 83(b) election, the grant will be taxed as compensation income at the full fair market value on the date the restrictions imposed on the shares expire. Unless a participant makes a Section 83(b) election, any dividends paid to the participant on the shares of restricted stock will generally be compensation income to the participant and deductible by us as compensation expense. In general, we will receive an income tax deduction for any compensation income taxed to the participant. To the extent a participant realizes capital gains, as described above, we will not be entitled to any deduction for federal income tax purposes.
Restricted Stock Units. A participant who is granted a restricted stock unit will recognize no income upon grant of the restricted stock unit. At the time the underlying shares of common stock (or cash in lieu thereof) are delivered to a participant, the participant will recognize compensation income equal to the full fair market value of the shares received. We will be entitled to an income tax deduction corresponding to the compensation income recognized by the participant.

Cash Awards. Cash awards under the Proposed Incentive Plan are taxable income to the participant for federal income tax purposes at the time of payment. The participant will have compensation income equal to the amount of cash paid, and Oceaneering will have a corresponding deduction for federal income tax purposes.
Certain Tax Code Limitations on Deductibility. In order for Oceaneering to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for future payments under the Proposed Incentive Plan could also be limited by Code Section 280G, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible. The ability to obtain a deduction for amounts paid under the Proposed Incentive Plan could also be affected by Code Section 162(m), which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the Proposed Incentive Plan by our shareholders will satisfy the shareholder approval requirement for the performance-based exception and we will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27, as it relates to the grant and payment of certain performance-based awards (including options and SARs) under the Proposed Incentive Plan, so as to be eligible for the performance-based exception. In certain cases, Oceaneering may determine it is in its best interests to not satisfy the requirements for the performance-based exception.
Code Section 409A. Code Section 409A generally provides that deferred compensation subject to Code Section 409A that does not meet the requirements for an exemption from Code Section 409A must satisfy specific requirements, both in operation and in form, regarding: (1) the timing of payment; (2) the election of deferrals; and (3) restrictions on the acceleration of payment. Failure to comply with Code Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on the deferred amounts included in the participant’s income. We intend to structure awards under the Plan to be exempt from or comply with Code Section 409A.
Awards Granted Under the Proposed Incentive Plan
The benefits that will be received under the Proposed Incentive Plan by particular individuals or groups are not determinable at this time. Although not necessarily indicative of future grants that may be made under the Proposed Incentive Plan, please see the “Grants of Plan-Based Awards” table below with respect to awards of restricted stock units and performance units to Named Executive Officers in 2016.
Vote Required and Board Recommendation
In accordance with our Bylaws, the adoption of the proposal to approve the Proposed Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this proposal at the 2017 Annual Meeting. Because abstentions are counted as present for purposes of the vote on this proposal but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the vote.
The Board of Directors urges the shareholders to vote FOR approval of the Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc. The persons named in the accompanying proxy intend to vote such proxy FOR approval of the Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc., unless a contrary choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon.

PROPOSAL 3
ADVISORY VOTE ON A RESOLUTION TO APPROVE
THE COMPENSATION OF OCEANEERING’S NAMED EXECUTIVE OFFICERS
As required by Section 14A(a)(1) of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
In making compensation decisions, the Compensation Committee of our Board of Directors considers all elements of compensation when setting each element of compensation. The Compensation Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan value against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries.
As described in detail under the “Compensation Discussion and Analysis,” section of this Proxy Statement below, our compensation program for Named Executive Officers is designed to attract, retain and motivate key executives and to deliver a competitive package that is aligned with our shareholders’ interests, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.
A significant portion of our compensation program is delivered through variable compensation elements that are tied to key performance objectives. Generally, at least one-half of the target total direct compensation (annual salary, annual incentives and long-term incentives) of our Named Executive Officers is performance-based and approximately 60% of the estimated grant date value of their long-term incentive awards is performance-based.
Achievement of specific financial goals for the period of 2014-2016 resulted in long-term incentive performance unit cash payouts at between threshold and target levels for all participating employees. However, our 2016 financial results continued to be significantly impacted by the severe worldwide deterioration in oil prices from 2014 levels and its effect on deepwater activity, such that the threshold attainment level for 2016 annual incentive payouts to our Named Executive Officers was not reached. Compared to 2015, our operating income and net income for 2016 declined 81% and 89%, respectively. Accordingly, starting in 2015, we have undertaken a series of initiatives to align our operations with current and anticipated declining activity and pricing levels, which have necessarily included workforce reductions, incurring unusual expenses and making certain accounting adjustments. Despite these challenges, notable achievements in 2016 included:

•	achieving net income of $25 million, despite asset write-downs, allowance for bad debt, restructuring expenses and foreign currency losses recognized during the year;

•	continuing our regular practice since May 2011 of declaring quarterly cash dividends, which amounted in 2016 to $94 million, or $0.96 per share;

•	continuing substantial investments in opportunities to expand our business, with 2016 capital expenditures of approximately $143 million (including $30 million on acquisitions);

•	ending the year with a subsea products backlog of $431 million, or 66% of our December 31, 2015 backlog; and

•
ending the year with a balance sheet that remains appropriately capitalized, with approximately $450 million of cash, $800 million of debt and $1.5 billion of equity, and an available $500 million revolving credit facility.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of Named Executive Officers as described in this Proxy Statement in accordance with the rules of the SEC. As an advisory vote, it is not binding. However, our Board of Directors and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Accordingly, we ask our shareholders to vote on the following resolution:
RESOLVED, that Oceaneering’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Oceaneering’s Proxy Statement for its 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other compensation-related tables and accompanying narrative disclosures.
In accordance with our Bylaws, the adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal at the 2017 Annual Meeting of Shareholders. Because abstentions are counted as present for purposes of the vote on this proposal, but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this vote.
Our Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. The persons named in the accompanying proxy intend to vote such proxy FOR approval of the compensation of our Named Executive Officers unless a choice is set forth therein or unless an abstention or broker “non-vote” is indicated therein.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OCEANEERING’S NAMED EXECUTIVE OFFICERS
As required by Section 14A(a)(2) of the Exchange Act, we are providing our shareholders the opportunity to vote, on a non-binding, advisory basis, on how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on the compensation of our named executive officers every one, two or three years. In addition, shareholders may abstain from voting on this proposal.
Our Board of Directors believes that future advisory votes to approve named executive officer compensation should be held every year. We recognize that shareholders may have different views as to the best approach for us, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of future advisory votes on the compensation of named executive officers. Shareholders are not voting to approve or disapprove of our Board of Directors’ recommendation. Shareholders may cast a vote on the preferred frequency by selecting the option of one year, two years or three years (or abstain) when voting on this matter.
Our Board of Directors recommends that you vote FOR the option of once every year as the preferred frequency for future advisory votes on the compensation of our named executive officers. The persons named in the accompanying proxy intend to vote FOR the option of once every year for the frequency of such advisory votes, unless a choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for future advisory votes on the compensation of our named executive officers that has been selected by shareholders. This advisory vote is not binding on us or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on the compensation of our named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering cautions investors not to apply these statements to other contexts.
The following Compensation Discussion and Analysis, or “CD&A,” provides information regarding the compensation programs in place for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during 2016. We refer to these five individuals in this Proxy Statement as the “Named Executive Officers.” This CD&A includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how we determine amounts paid) and how each element fits into our overall compensation objectives. As used in this CD&A, references to the “Committee” mean the Compensation Committee of our Board of Directors.
Executive Summary
Our executive compensation program is designed to attract, retain and motivate key executives and to deliver a competitive package to our Named Executive Officers that is aligned with our shareholders’ interests, as demonstrated by the following:

•
the primary components of our compensation program consist of annual base salary, annual incentives, long-term incentives and retirement plans that are designed in the aggregate to provide opportunity that is competitive with the 50th percentile of a peer group and survey data identified by the Compensation Consultant retained by the Committee;

•
a significant portion of the program is delivered through variable compensation elements that are tied to key performance objectives of Oceaneering. Generally, at least one-half of the target total direct compensation (annual salary and annual and long-term incentives at target levels) is performance-based and approximately 60% of the estimated grant date value of long-term incentive awards is performance-based;

•
similar to 2015, there were no annual incentive payouts for the Named Executive Officers in 2016, as a result of the continued worldwide slump in oil prices from 2014 levels and resulting slowdown in deepwater activity and impact on our business and financial results; and

•
the attainment of specific financial goals for the period of 2014-2016 resulted in long-term incentive performance unit payouts for the Named Executive Officers at between threshold and target levels, reflecting cumulative three-year cash flow below the threshold and three-year average return on invested capital at the maximum value.

In 2016, as in 2015, the Compensation Consultant retained by the Committee performed, among other things, an assessment of:

•	the continued validity of the peer group of companies used for comparison purposes in the preceding year;

•
the competitiveness of cash compensation, equity awards, retirement benefits and perquisites provided to our Named Executive Officers and other key employees relative to our peer group and energy industry survey data;

•	Oceaneering’s performance relative to our peer group in terms of our Chief Executive Officer’s actual annual bonus and actual total direct compensation; and

•	Oceaneering’s incentive structure for executive officers.
The Compensation Consultant assessed that:

•	Oceaneering was well positioned relative to the peer group;

•
executive compensation and Oceaneering’s performance were aligned in favor of shareholders’ interests, based on company performance at or above the median of the peer group and executive compensation at or below the median of the peer group; and

•	Oceaneering’s incentive structure for its executive officers was aligned with Oceaneering’s compensation philosophy and objectives and was generally consistent with the market.
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives without subjecting us to excessive and unnecessary risks, and reward them for superior performance. We use several different compensation elements in the executive compensation program that are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program.
Compensation Should Be Related to Performance
The Committee and our Board of Directors believe that a significant portion of a Named Executive Officer’s direct compensation should be tied to overall company performance and measured against financial goals and objectives.
Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in years when performance is better than the objectives established for the relevant performance period, Named Executive Officers should be paid more than the target awards and, when our performance does not meet planned objectives, incentive award payments should be less than such targets, in the absence of special circumstances.
Compensation Programs Should Motivate Executives to Remain With Us
We believe that there is significant value to our shareholders for Named Executive Officers to remain with our company over time. Our business success and growth depend on leadership by executives with a keen understanding of our services and products and the markets we serve who can develop and maintain strong customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For these reasons, a significant element of our historical executive compensation arrangements has been long-term incentive compensation arrangements, with awards that have provided for vesting over several years. In addition, to promote long-term retention, we provide our executive officers with incentives to remain focused on their duties in the event of any change of control, including some financial security in the event of a change of control. We also provide for long-term benefits through retirement plans (see “— Post-Employment Compensation Programs” below).
Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation
We believe that the portion of a Named Executive Officer’s total compensation that varies with our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that generally at least one-half of the target total direct compensation (the sum of annual base salary and annual incentive bonus and long-term incentive compensation at target levels) of the Named Executive Officers should be at risk against short- and long-term performance goals, and our Chief Executive Officer should be subject to a greater amount of such risk than other Named Executive Officers.
Incentive Compensation Should Balance Short-Term and Long-Term Performance
We strive to maintain an executive compensation program that balances short-term, or annual, results and long-term results. To reinforce the importance of this balance, we regularly provide our Named Executive Officers both annual and long-term incentives. We believe we should avoid disproportionately large short-term or annual incentives that could encourage Named Executive Officers to take excessive and unnecessary risks. The value for participants in our long-term incentive programs generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.
The Committee’s approach to long-term incentives is to make both service- and performance-based awards to our executive officers and other key employees. The service-based awards have consisted of restricted stock units, and the performance-based awards have consisted of performance units. The long-term incentive awards are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting as described below under “— Long-Term Incentive Compensation.” The Committee believes that performance-based awards, valued at target level, should account for approximately 60% of the total annual long-term incentive compensation of the Named Executive Officers and service-based awards should account for the balance. For this purpose, the Committee assumes a value for restricted stock units based on the grant date value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification

Topic 718 – Stock Compensation (“FASB ASC Topic 718”) and performance units based on the value at target of $100 per unit. The Committee believes that this approach promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy tax withholding requirements. Upon vesting, the value of the performance units will be paid in cash.
Compensation Levels Should Be Competitive
The Committee reviews competitive compensation information as part of its process in establishing target total direct compensation and retirement plan values that are competitive. In making compensation decisions, the Committee considers all elements of compensation when setting each element of compensation. The Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan values against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and industry survey data.
The Role of the Compensation Committee
The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation programs and agreements. The Committee annually reviews corporate goals and objectives, and sets the compensation levels for our executive officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of our executive officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer or other members of management present.
The Committee reviews comparative compensation information compiled by a compensation consultant as described in “— The Role of the Compensation Consultant” below; however, the Committee does not base its decisions on targeting compensation to specific benchmarks. Comparative compensation is one factor used by the Committee in making its compensation decisions. Overall, however, our compensation program for the Named Executive Officers is intended to create a total compensation opportunity that, on average, is competitive with the 50th percentile in the aggregate of appropriate competitive comparative compensation for a Named Executive Officer, as discussed in “— The Role of the Compensation Consultant” below. For additional information regarding the role and responsibility of the Committee, see “Committees of the Board — Compensation Committee” above.
Impact of 2016 Say-on-Pay Vote on Executive Compensation
In approving the 2017 compensation of the Named Executive Officers who are continuing as executive officers, the Committee reviewed the vote on the say-on-pay proposal at the 2016 Annual Meeting of Shareholders. Approximately 93% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of Oceaneering’s approach to executive compensation. Accordingly, the Committee did not adopt any specific changes based on the vote. The Committee will continue to consider the outcome of Oceaneering’s say-on-pay votes when making future compensation decisions for named executive officers. The Committee expects to continue to hold the advisory vote to approve named executive officer compensation every year, which is consistent with the votes cast by shareholders at the 2011 Annual Meeting regarding frequency. However, our Board will take into account the votes cast in response to Proposal 4, an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers.
The Role of the Compensation Consultant
In August 2016, to assist the Committee in its duties with respect to the compensation of our Named Executive Officers, other key employees and nonemployee directors for 2017, the Committee retained Meridian as the Compensation Consultant to: (i) review the peer group of companies used for comparison purposes in the preceding year and assess the peer group’s continued validity; (ii) conduct a review of the competitiveness of our total direct compensation, retirement benefits and perquisites of the Named Executive Officers and other key employees, relative to data disclosed in proxy statements and other filings with the SEC by the peer group of companies and survey data; (iii) conduct a pay-for-performance analysis to assess the alignment of Chief Executive Officer pay and company performance for Oceaneering and the peer group of companies identified; (iv) assess Oceaneering’s incentive structure for executive officers; (v) assess Oceaneering’s compensation for nonemployee directors relative to compensation programs of a peer group of companies; and (vi) assist in assessment of potential excise taxes pursuant to Section 4999 of the Code, assuming a change of control occurred on December 31, 2016. The Committee engaged Meridian in August 2015 to provide similar assistance to the Committee with respect to the compensation of the Named Executive Officers, our other key employees and nonemployee directors for 2016. The decision to engage the

Compensation Consultant and approval of its compensation and other terms of engagement were made by the Committee without reliance on any recommendation of management. The Compensation Consultant’s only work for Oceaneering in 2016, as in 2015, was at the direction of the Committee. The Committee considered this and other factors in its recent assessment of the independence of the Compensation Consultant and concluded that the Compensation Consultant’s work for the Committee does not raise any conflict of interest.
The Compensation Consultant assessed the continuing validity of the peer group of companies used for comparison purposes in the review conducted for the Committee in 2015 and recommended a list of 17 publicly traded companies as the peer group for comparison purposes in its 2016 review (collectively, the “Compensation Peer Group”). The Compensation Peer Group was comprised of 16 of the 18 companies utilized as the peer group in 2015, reflecting the removal of Cameron International Corporation, which was acquired by Schlumberger Limited in 2016, and the addition of Exterran Corporation as a successor to Archrock, Inc. in November 2015.
The companies included in the Compensation Peer Group were approved for inclusion by the Committee, primarily due to their operational focus broadly within the oilfield services industry and the belief that we compete with these companies for talent and for shareholder investment. The companies comprising the Compensation Peer Group were:

Atwood Oceanics, Inc.	FMC Technologies, Inc.	Rowan Companies plc
Bristow Group Inc.	Helix Energy Solutions Group, Inc.	Superior Energy Services, Inc.
Diamond Offshore Drilling, Inc.	Helmerich & Payne, Inc.	Tidewater, Inc.
Dril-Quip, Inc.	McDermott International, Inc.	Transocean Ltd.
ENSCO plc	Noble Corporation plc	Weatherford International plc
Exterran Corporation	Oil States International, Inc.
The survey data used by the Compensation Consultant were obtained from the 2016 Total Compensation Survey for the Energy Sector conducted by Mercer, which reports pay for all segments of the energy business for a variety of executive-level positions in which 217 organizations participated (the “Compensation Survey Data”), representing a broad sample of the energy industry.
The Compensation Consultant identified the 25th, 50th and 75th percentiles for base salary and annual bonus and long-term incentive compensation at target values and, individually and in the aggregate, for the comparable position and pay of each of our Named Executive Officers and other key employees from (i) information disclosed in relevant filings with the SEC by the companies comprising the Compensation Peer Group and (ii) the Compensation Survey Data. The Compensation Consultant presented this and other information to the Committee at the Committee’s regularly scheduled meetings in October 2016 and February 2017.
Pay for Performance
The Compensation Consultant assessed the alignment of executive pay to Oceaneering’s performance in 2015 relative to the Compensation Peer Group in terms of our Chief Executive Officer’s (i) actual annual bonus, as compared to net income growth, return on average capital and total shareholder return, and (ii) actual total direct compensation, as compared to revenue, operating margin and the foregoing performance metrics. The Compensation Consultant concluded that executive compensation and Oceaneering’s performance were aligned in favor of shareholder interests, based on performance at or above the median of the peer group and compensation at or below the median of the peer group.
The Compensation Consultant determined that, for our Named Executive Officers in the aggregate, although base salaries were set between the 25th and 50th percentiles, reflecting a greater emphasis on incentive compensation, the target total direct compensation (the sum of annual base salary and annual and long-term incentives at target levels) and the target total annual compensation value (the sum of target total direct compensation, retirement benefits and perquisites) were each positioned near the median of the Compensation Survey Data and Compensation Peer Group disclosure data (discussed in “— The Role of the Compensation Committee” above). Further, the Compensation Consultant assessed that, while the target total direct compensation for our Chief Executive Officer was above the median, the actual total direct compensation (salary, actual bonus and expectation values for long-term incentives) for our Chief Executive Officer was at the median of the Compensation Peer Group disclosure data, consistent with the non-payment of annual bonuses to our Named Executive Officers for 2016.
The Compensation Consultant compared Oceaneering’s one-year financial performance to the performance of the Compensation Peer Group for the above metrics and one- and three-year financial performance to the performance of the

Compensation Peer Group for total shareholder return. The Compensation Consultant determined that Oceaneering’s performance averaged across the above metrics for the year ended December 31, 2015 was above the median of the Compensation Peer Group performance, reflecting the consultant’s finding that Oceaneering’s return on average capital was among the highest of the peer group, while Oceaneering’s performance against the other metrics approximated the median of the peer group.
2016 Executive Compensation Components
For 2016, the primary components of our compensation program for Named Executive Officers were:

•	annual base salary;

•	annual incentive awards paid in cash;

•	long-term incentive programs comprised of restricted stock units and performance units; and

•	retirement plans.
Annual Base Salary
The Committee considers base salary levels annually, generally in late February or early March, as well as upon a promotion or significant change in job responsibility. Each year, our Chief Executive Officer recommends base salaries for the other Named Executive Officers based on historical levels of base salaries and general market movement, with adjustments he deems appropriate based on the overall performance of the Named Executive Officer, including a review of relevant individual and operational or functional group contributions and performance, over the past year. In reviewing the Chief Executive Officer’s recommendations and in deciding base salaries for all Named Executive Officers, the Committee considers each officer’s level of responsibility, experience, tenure, performance and the comparative compensation information provided by the Compensation Consultant. The Committee’s evaluation of each Named Executive Officer also takes into account an evaluation of Oceaneering’s overall performance. In February 2016, the Committee approved salaries for Mr. McEvoy and the other Named Executive Officers effective as of January 1, 2016 which were unchanged from those at year-end 2015.
Annual Incentive Awards Paid in Cash
In late February or early March of each year, the Committee approves a performance-based annual cash bonus award program under our shareholder-approved Amended and Restated 2010 Incentive Plan (our “Incentive Plan”) for our executive officers and certain other employees. The cash bonus award opportunities under that program for: our executive officers with company-wide responsibility (“OII Executives”) have generally been based on a comparison of our consolidated net income for the year to target consolidated net income for that year; and for our executive officers with service or product line responsibility (“Group Executives”) cash bonus award opportunities have generally been based 50% on the foregoing measure and 50% on a comparison of the operating income for the year achieved by the respective service or product lines for which the Group Executives had responsibility to the target operating income of such service or product lines for the year. For each participant, the maximum bonus achievable is an approved percentage of the participant’s annual salary determined by the Committee. In late February or early March of each year, the Committee also approves the final bonus amounts payable under the cash bonus award program for the previous year.
In February 2016, the Committee approved a cash bonus award program for 2016. Under this program, bonus opportunities were determined for each of our Named Executive Officers as described above for OII Executives, by a comparison of our consolidated net income in calendar year 2016 to target consolidated net income for that year. The cash payout opportunity under the program for each Named Executive Officer was a specified percentage of his 2016 base salary (prorated for any changes in salary during the year).
As recommended by our Chief Executive Officer and approved by the Committee, the target amount for our consolidated net income in 2016 was $123 million. The target amount for 2016 consolidated net income was 47% less than the consolidated net income we achieved in 2015, reflecting our forecast assumptions that demand and pricing for many of the services and products we offered would decline and our projection that all our oilfield business segments would have lower operating income in 2016 than 2015. The Named Executive Officers in the program for 2016 and their respective target awards, as a percentage of base salary, were: Mr. McEvoy – 150%; Mr. Larson – 125%; Mr. Hewlett – 100%; Mr. Curtis – 70%; and Mr. Gerner – 70%. The target awards for the Named Executive Officers, as percentage of base salary, reflected no change from year-end 2015 levels. However, compared to our 2015 annual incentive program, our 2016 annual incentive program required a higher level of attainment, relative to targeted financial performance, for an equivalent bonus payout as a percentage of base salary. For example, at the targeted level of financial performance, each Named Executive Officer would have earned (subject to reduction by the Committee) for 2016, compared to 2015, a bonus payment equal to 50%, rather than 90%, of his target award as a percentage of base salary. To earn a bonus payment equal to 100% of the officer’s target award for 2016, compared to 2015, attainment of 200%, rather than 110%, of targeted financial performance would have been required. The maximum attainable payout of 110% of the target award was unchanged from 2015.
The “OII Executive” table below notes the percentage of a Named Executive Officer’s target award payable under the program for the percentage of target net income achieved. The Committee had the discretion to award an amount less than that calculated.
In February 2017, the Committee approved final bonus amounts payable under the annual cash bonus award program for 2016. Oceaneering achieved for 2016 net income that was approximately 20% of the target net income level approved in February 2016. Accordingly, the threshold performance for awards to the Named Executive Officers under our 2016 cash bonus award program was not attained and no bonus payments relating to those awards were approved (see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below).
Long-Term Incentive Compensation
Since 2006, the Committee has used annual grants of service-based restricted stock unit awards and performance awards, consisting of performance units paid (if paid) in cash as employee compensation elements for our executive officers and other employees. Accordingly, no stock options were awarded in 2016. In April 2009, the Committee adopted a policy that Oceaneering will not provide U.S. federal income tax gross-up payments to any of its directors or executive officers in connection with future awards of restricted stock or stock units (although, as discussed below under “— Change-of-Control Agreements,” the Change-of-Control Agreement we have had with our Chief Executive Officer since 2001 provides for a tax gross-up for federal excise taxes on so-called “parachute payments,” which could apply to such future awards). There are no outstanding incentive awards that, by their terms, provide for tax gross-up payments.
In deciding upon a methodology for determining the elements of our long-term incentive program, the Committee established the following objectives:

•	deliver competitive economic value;

•	manage annual share utilization;

•	preserve the alignment of the executive’s financial and shareholding interest with those of our shareholders, generally;

•	attract and retain executives and other key employees;

•	focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value; and

•	provide that generally at least one-half of an executive’s target total direct compensation is performance-based.

In order to achieve these objectives in 2016, the Committee decided to continue to utilize our long-term incentive program, which delivers value through two vehicles, restricted stock unit awards and performance unit awards payable in cash. The Committee expects to continue its practice of considering a balance of service-based and performance-based, long-term incentive awards in late February or early March of each year, taking into account the Compensation Consultant’s assessment of the alignment of Oceaneering’s incentive structure for executive officers with our compensation philosophy and objectives and the market generally. Long-term incentive awards to new employees or in connection with other events, such as promotions, generally are considered at the next scheduled Committee meeting after the hire date or after the event occasioning the consideration of the award.
In February 2016, performance unit awards payable in cash and service-based restricted stock unit awards were granted to the Named Executive Officers. At the notional value of $100 per performance unit for achievement of performance goals at target level, the performance unit awards comprised 61% of the estimated grant date total value of the long-term incentive awards to the Named Executive Officers. The restricted stock units are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting if the employee meets specified age or age and years-of-service requirements or in the event of the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability. One-third of the restricted stock unit awards to Messrs. McEvoy and Hewlett vested in December 2016, as each of such executives met the applicable age and years-of-service requirements. Each restricted stock unit represents the equivalent of one share of our Common Stock but carries no voting or dividend rights. Settlement of vested restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy tax withholding requirements, upon the third anniversary of the award date or upon termination of employment for those units vested before the third anniversary of the award date. The aggregate grant date fair value of restricted stock units awarded to Named Executive Officers is reflected in the “Stock Awards” column of the “Summary Compensation Table” and “Grant Date Fair Value of Stock and Stock Option Awards” column of the “Grants of Plan-Based Awards” table below.
The performance units awarded in February 2016 are scheduled to vest in full on the third anniversary of the award date, subject to early vesting terms similar to those applicable to the restricted stock unit awards. The Committee approved specific financial goals and measures based on cumulative cash flow (as defined) and a comparison of return on invested capital and cost of capital for the three-year period of January 1, 2016 through December 31, 2018 to be used as the basis for the final value of the performance units. Those measures were selected because of the Committee’s belief that they have a strong correlation to the creation of shareholder value. The target amount of cumulative cash flow during this three-year performance period was selected because it was three times the annual cash flow then expected to be achieved in 2016. The amount of cumulative cash flow and return on invested capital as compared to our estimated cost of capital over the three-year performance period necessary to achieve the threshold, target and maximum level goals for these performance measures were as follows:

Performance Measures	Threshold	Target	Maximum
Cumulative Three-Year Cash Flow	$1.10 billion	$1.30 billion	$1.50 billion
Return on Invested Capital/Cost of Capital	100%	120%	140%
The final value of each performance unit may range from $0 to $150, with the threshold, target and maximum levels of achievement of goals valued at $75, $100 and $150, respectively. If the calculated unit value exceeds $100, the Committee retains discretion to reduce such value to any amount above or equal to $100. The value of vested performance units will be payable in cash.
The determination of the final value of each performance unit is based on the application of the following grid (with interpolation between the specified threshold, target and maximum levels):

Cumulative Three-Year Cash Flow	Unit Values
Maximum	$75.00	$112.50	$125.00	$150.00
Target	$50.00	$87.50	$100.00	$125.00
Threshold	$37.50	$75.00	$87.50	$112.50
Below Threshold	$0.00	$37.50	$50.00	$75.00
	Below Threshold	Threshold	Target	Maximum
	Return on Invested Capital/Cost of Capital

The estimated future payout of the performance unit awards to Named Executive Officers if each of the performance measures is achieved at the threshold, target or maximum level is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below.
For 2016, approximately 57% of the targeted total direct compensation of Mr. McEvoy, our Chief Executive Officer, was at risk against short- and long-term performance goals, and between approximately 39% and 52% was at risk for each of the other Named Executive Officers.
Post-Employment Compensation Programs
Retirement Plans
We maintain a 401(k) plan and a Supplemental Executive Retirement Plan (“SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. Each of the Named Executive Officers participated in our 401(k) plan in 2016. Participation in our SERP includes Named Executive Officers and other key employees selected for participation by the Committee. Our SERP was established to provide a benefit to our executives and other key employees in excess of Code limits for our 401(k) plan, in order to attract and motivate participants to remain with us and provide retirement plan values that are competitive with those provided by companies within the Compensation Peer Group. Under our SERP, we credit each participant’s notional account with a percentage (determined by the Committee) of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to our SERP. Amounts accrued under our SERP are adjusted for earnings and losses as if they were invested in one or more deemed investments selected by the participant from those designated as alternatives by our SERP administrative committee. A participant’s vested interest in the plan is generally distributable upon termination. The percentages of base salary credited for Named Executive Officers in 2016 were: Mr. McEvoy – 50%; Mr. Larson – 40%; Mr. Hewlett – 30%; Mr. Curtis – 25%; and Mr. Gerner – 25%. The amounts reflected no change in the respective percentages of base salary credited from year-end 2015. Please see the “Non-Qualified Deferred Compensation” table and accompanying narrative for further information about our SERP and contributions to the Named Executive Officers’ accounts.
Change-of-Control Agreements
In 2001, we entered into change-of-control agreements with Mr. McEvoy and certain other executive officers at the time, replacing their respective prior senior executive severance agreements. In December 2008, we amended those change-of-control agreements to clarify certain provisions and provide for compliance with Section 409A of the Code. In subsequent years, we entered into change-of-control agreements with Messrs. Curtis, Gerner, Hewlett and Larson. We refer to all of our change-of-control agreements as “Change-of-Control Agreements.” The provisions of the Change-of-Control Agreements did not influence and were not influenced by the other elements of compensation, as the change-of-control payments and benefits serve different objectives and due to the fact that a change-of-control triggering event may never occur.
We generally limit eligibility for Change-of-Control Agreement participation to senior officers whose full support and sustained contribution would be important to the successful completion of a change of control. We believe the benefits provided by the Change-of-Control Agreements help promote long-term retention by providing some financial security to these officers against the risk of loss of employment that could result following a change of control of our company. Each Change-of-Control Agreement entitles the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the individual’s employment by us without cause (as defined below) or by the individual for good reason (as defined below) during a period of time beginning a year prior to the occurrence or, in some cases, the contemplation by the Board of a change of control (the “Effective Date”) and ending two years following the Effective Date. For purposes of the Change-of-Control Agreements, a change of control is defined as occurring if:

•
any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;

•	the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;

•
our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;

•	there has been a consummation of either a tender offer or exchange offer by a person other than us for the ownership of 20% or more of our voting securities; or

•	there has been a disposition of all or substantially all of our assets.
As defined in each Change-of-Control Agreement, cause for termination by Oceaneering means conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to service with us.
As defined in each Change-of-Control Agreement, good reason for termination by the executive includes:

•	any adverse change in status, title, duties or responsibilities;

•
any reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as may be increased subsequent to date of the Change-of-Control Agreement;

•	any relocation;

•	the failure of a successor to assume the Change-of-Control Agreement;

•	any prohibition by us against the individual engaging in outside activities permitted by the Change-of-Control Agreement;

•	any purported termination by us that does not comply with the terms of the Change-of-Control Agreement; or

•	any default by us in the performance of our obligations under the Change-of-Control Agreement.
Severance Packages Under the Change-of-Control Agreements
The severance package provided for in each Change-of-Control Agreement consists of an amount equal to a multiple (three, in the case of each of Messrs. McEvoy and Larson, and two, in the case of each of Messrs. Hewlett, Curtis and Gerner) times the sum of:

•	his highest annual rate of base salary during the then-current year or any of the three years preceding the year of termination;

•
an amount equal to the maximum (in the case of Mr. McEvoy) or target (in the case of each of the other Named Executive Officers) award he is eligible to receive under the then-current annual bonus program; and

•
in the case of each of Messrs. McEvoy and Larson, an amount equal to the maximum percentage of his annual base salary contributed by us for him in our SERP for the then-current year multiplied by his highest annual rate of base salary.

In the case of Mr. McEvoy, a minimum aggregate amount payable for these items is stated in the agreement, which amount was calculated using the year-end December 31, 2001 amounts for each component. For the other Named Executive Officers, there is no minimum aggregate amount payable for these items.
The severance provisions also provide that, for each Named Executive Officer:

•
the benefits under all compensation plans and programs, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and

•
he would receive benefits under all other plans and programs he then participates in for three years (in the case of each of Messrs. McEvoy and Larson) or two years (in the case of each of Messrs. Hewlett, Curtis and Gerner).

The Change-of-Control Agreement with Mr. McEvoy provides that, if any payments made thereunder would cause him to be liable for an excise tax because the payment is a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then we will pay him an additional amount to make him whole for that tax liability. The Change-of-Control Agreements with each of the other Named Executive Officers provide that, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a parachute payment, and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including excise tax imposed pursuant to Section 4999 of the Code, were less than the amount the individual would receive if he were paid three times his “base amount,” as defined in Section 280G(b)(3) of the Code, less $1.00 (the “safe-harbor amount”), reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment would be reduced to the safe-harbor amount.
Perquisites
We provide our Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to our Named Executive Officers in 2016 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.
Stock Ownership Guidelines
To align the interests of our directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in Oceaneering. To further that goal, our Board has adopted stock ownership guidelines requiring that our nonemployee directors and designated officers maintain minimum ownership interests in Oceaneering relative to the cash retainer generally paid to nonemployee directors (“Retainer”) or current annual base salary of the officer (“Base Salary”). Under the guidelines, we expect each of our nonemployee directors and senior officers to own a number of shares of our Common Stock having a market value or cost basis, whichever is greater, that is not less than a multiple of the Retainer or Base Salary as provided in the following table.

Level	Multiple of Retainer or Base Salary
Nonemployee Directors	5
Chief Executive Officer	5
President, Chief Operating Officer, Executive Vice President and Corporate Senior Vice Presidents	3
Other Senior Vice Presidents	2
The following forms of ownership are recognized in determining the number of shares of our Common Stock owned by a nonemployee director or executive officer for purposes of satisfying the stock ownership guidelines:

•	direct ownership of shares;

•	indirect ownership of shares, including stock or stock equivalents held in our retirement plan; and

•	vested and unvested shares of restricted stock and restricted stock units awarded under our long-term incentive programs.
Each nonemployee director and officer has five years from the date of his or her initial election or appointment to comply with the stock ownership guidelines. In the event that a nonemployee director or officer does not meet the stock ownership level within the specified time period, he or she will be prohibited from selling any stock acquired through vesting of restricted stock or restricted stock units, or upon exercise of stock options, except to pay for applicable taxes or the exercise price, until he or she satisfies the requirements. Each of our current nonemployee directors and Named Executive Officers is covered by this policy and currently satisfies the stock ownership guidelines applicable to him or is within the period allowed to achieve compliance.
Prohibitions on Derivatives Trading, Hedging, etc.
Oceaneering maintains a policy that prohibits all of its directors, officers and employees, including the Named Executive Officers, from (i) engaging in “short sales” or trading in puts, calls or other options on Common Stock, (ii) engaging in hedging transactions involving Common Stock and (iii) holding shares of Common Stock in a margin account or pledging shares of Common Stock as collateral for a loan.
Tax Deductibility of Pay
Section 162(m) of the Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Our 2016 annual cash bonus program and 2016 performance unit program are intended to qualify as performance-based compensation under Section 162(m). Our general policy, where consistent with business objectives, is to preserve the deductibility of compensation to executive officers. However, we may authorize forms of compensation that might not be deductible, if we believe they are in the best interests of Oceaneering and our shareholders. Our 2016 service-based restricted stock unit awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1 million limit on deductibility. All or a portion of the value, when vested, of these restricted stock unit awards may not be deductible.
Compliance with Internal Revenue Code Section 409A
Section 409A of the Code can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide, or might be considered to provide, nonqualified deferred compensation. Generally, we seek to ensure that our compensation arrangements are either exempt from or comply with Section 409A.
REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee William B. Berry, Chairman Jon Erik Reinhardsen Steven A. Webster

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation of our Chief Executive Officer, our Senior Vice President and Chief Financial Officer, who served as our principal financial officer through December 31, 2016, and our three other most highly paid executive officers for the year ended December 31, 2016. We refer to these persons as our Named Executive Officers.
Summary Compensation Table

Name and Principal Position as of December 31, 2016	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
M. Kevin McEvoy	2016	715,000	—	1,982,435	2,250,000	406,689	5,354,124
Chief Executive Officer	2015	715,000	—	2,001,680	3,914,100	412,085	7,042,865
	2014	715,000	—	1,907,010	3,976,050	399,460	6,997,520

Roderick A. Larson	2016	550,000	—	617,260	607,500	251,932	2,026,692
President	2015	550,000	—	628,800	1,056,807	238,266	2,473,873
	2014	550,000	—	693,587	1,589,000	189,083	3,021,670

Clyde W. Hewlett	2016	432,000	—	462,945	390,000	163,516	1,448,461
Chief Operating Officer (1)	2015	384,000	—	471,600	652,350	154,501	1,662,451

Alan R. Curtis	2016	300,000	—	246,915	75,000	106,050	727,965
Senior Vice President and
Chief Financial Officer (1)

W. Cardon Gerner	2016	325,000	—	154,315	360,000	113,997	953,312
Senior Vice President and
Chief Accounting Officer (1)	2014	400,000	—	402,591	874,400	152,737	1,829,728

(1)	No information is reported for Mr. Hewlett for 2014, Mr. Curtis for 2014 or 2015 or Mr. Gerner for 2015, as each was not a named executive officer under the rules of the SEC for the year(s) indicated.

(2)	No discretionary bonuses were awarded to our Named Executive Officers for the indicated year(s).

(3)
The amounts reflect the aggregate grant date fair values of awards of restricted stock units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2016, 2015 and 2014.

(4)
The amounts shown for 2016 are comprised of cash payouts pursuant to performance units awarded in 2014 as a result of achievement of (i) the maximum goal for the performance measure of our return on invested capital compared to cost of capital and (ii) below the threshold for the performance measure of our cumulative cash flow, for the three-year performance period of January 1, 2014 – December 31, 2016, resulting in a final value for each 2014 performance unit of $75.00, as determined by the Compensation Committee in February 2017. No annual bonus payments were made under our Annual Cash Bonus Award Program for 2016 (see “Compensation Discussion and Analysis — Annual Incentive Awards Paid in Cash” above).

The amounts shown for 2015 are comprised of cash payouts pursuant to performance units awarded in 2013 as a result of achievement of (i) the maximum goal for the performance measure of our return on invested capital compared to cost of capital and (ii) between the target and maximum goals for the performance measure of our cumulative cash flow, for the three-year performance period of January 1, 2013 – December 31, 2015, resulting in a final value for each 2013 performance unit of $130.47, as determined by the Compensation Committee in February 2016. No annual bonus payments were made under our Annual Cash Bonus Award Program for 2015 (see “Compensation Discussion and Analysis — Annual Incentive Awards Paid in Cash” above).

The amounts shown for 2014 are comprised of the following for each Named Executive Officer: (a) annual bonuses awarded pursuant to our Annual Cash Bonus Award Program for 2014: Mr. McEvoy – $1,051,050; Mr. Larson – $539,000; and Mr. Gerner – $274,400; see “Compensation Discussion and Analysis – Annual Incentive Awards Paid in Cash” above; and (b) cash payouts pursuant to performance units awarded in 2012 as a result of achievement of the maximum goals for each of the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow, for the three-year performance period of January 1, 2012 – December 31, 2014, as determined by the Compensation Committee in February 2015: Mr. McEvoy – $2,925,000; Mr. Larson – $1,050,000; and Mr. Gerner – $600,000.

(5)
The amount included for each attributable perquisite or personal benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by any Named Executive Officer.

(6)	The amounts shown for 2016 are attributable to the following:

•
Mr. McEvoy: (i) $357,500 for our contribution to his notional SERP account; (ii) $15,900 for our contribution to his 401(k) plan account; (iii) basic life insurance premium; and (iv) perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; club membership; sporting event tickets; and personal use of company-provided automobile;

•
Mr. Larson: (i) $220,000 for our contribution to his notional SERP account; (ii) $15,900 for our contribution to his 401(k) plan account; (iii) basic life insurance premium; and (iv) perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; sporting event tickets; and personal use of company-leased hunting camp;

•
Mr. Hewlett: (i) $129,600 for our contribution to his notional SERP account; (ii) $15,900 for our contribution to his 401(k) plan account; (iii) basic life insurance premium; and (iv) perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; and club membership;

•
Mr. Curtis: (i) $75,000 for our contribution to his notional SERP account; (ii) $15,900 for our contribution to his 401(k) plan account; (iii) basic life insurance premium; and (iv) perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium for a supplemental medical insurance plan; and

•
Mr. Gerner: (i) $81,250 for our contribution to his notional SERP account; (ii) $15,900 for our contribution to his 401(k) plan account; (iii) basic life insurance premium; and (iv) perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; and club membership.

Equity Compensation Plan Information

The following presents equity compensation plan information as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	—	N/A	1,068,572
Equity compensation plans not approved by security holders	—	N/A	—
Total	—	N/A	1,068,572

We had no outstanding options, warrants or rights at December 31, 2016.

At December 31, 2016, there were: (i) no shares of Common Stock under equity compensation plans not approved by security holders available for grant; and (ii) 1,068,572 shares of Common Stock under our Incentive Plan available for grant in the form of stock options, stock appreciation rights or stock awards. The Incentive Plan is our only equity compensation plan currently in effect that has been approved by our security holders. Since 2006, the Committee has decided to refrain from using an annual award of stock options as an employee compensation element for our executive officers and other employees for the foreseeable future and to instead use annual grants of service-based restricted stock unit awards and performance unit awards.

The following table provides information about the equity and non-equity awards to our Named Executive Officers under our Incentive Plan during the year ended December 31, 2016.
Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
			Threshold ($)	Target ($)	Maximum ($)
M. Kevin McEvoy	2/18/2016	(1)	2,250,000	3,000,000	4,500,000	71,055	$1,982,435
	2/18/2016	(2)	10,725	536,250	1,179,750
Roderick A. Larson	2/18/2016	(1)	682,500	910,000	1,365,000	22,124	$617,260
	2/18/2016	(2)	6,875	343,750	756,250
Clyde W. Hewlett	2/18/2016	(1)	508,125	677,500	1,016,250	16,593	$462,945
	2/18/2016	(2)	4,320	216,000	475,200
Alan R. Curtis	2/18/2016	(1)	180,000	240,000	360,000	8,850	$246,915
	2/18/2016	(2)	2,100	105,000	231,000
W. Cardon Gerner	2/18/2016	(1)	187,500	250,000	375,000	5,531	$154,315
	2/18/2016	(2)	2,275	113,750	250,250

(1)
The amounts presented show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2016 if the threshold, target or maximum goal is satisfied for each of the performance measures. The potential payouts are performance-driven and, therefore, at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(2)
The amounts presented show the possible threshold, target and maximum bonus amounts that could have been payable under our 2016 Annual Cash Bonus Award Program. As the threshold performance for awards to the Named Executive Officers under the program was not attained, no bonus payments relating to such awards were approved. For a discussion of the program and related 2016 results, see “Compensation Discussion and Analysis — Annual Incentive Awards Paid in Cash.”

(3)
The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in 2016. For a description of the awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(4)
The amounts reflect the aggregate grant date fair value of restricted stock units computed under FASB ASC Topic 718 awarded to the Named Executive Officers in 2016. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. For a description of the awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

The following table provides information on the current holdings of unvested restricted stock units for our Named Executive Officers as of December 31, 2016. There were no outstanding stock options held by our Named Executive Officers in 2016.
Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
M. Kevin McEvoy	60,103	$1,695,506
Roderick A. Larson	43,944	$1,239,660
Clyde W. Hewlett	14,062	$396,689
Alan R. Curtis	17,395	$490,713
W. Cardon Gerner	18,231	$514,297

(1)
Reflects unvested restricted stock units awarded pursuant to the Named Executives Officers’ 2014, 2015 and 2016 Restricted Stock Unit Agreements. The vesting schedule for these restricted stock units is as follows:

Name	2014 Agreement (# of Units) Vesting Date	2015 Agreement (# of Units) Vesting Date		2016 Agreement (# of Units) Vesting Date			Total
	2/20/2017	12/15/2017	2/19/2018	12/15/2017	12/15/2018	2/18/2019	(# of Units)
M. Kevin McEvoy	—	12,733	—	23,685	23,685	—	60,103
Roderick A. Larson	9,820	—	12,000	—	—	22,124	43,944
Clyde W. Hewlett	—	3,000	—	5,531	5,531	—	14,062
Alan R. Curtis	1,265	—	7,280	—	—	8,850	17,395
W. Cardon Gerner	5,700	—	7,000	—	—	5,531	18,231

(2)
Market value of unvested restricted stock units assumes a price of $28.21 per share of our Common Stock as of December 30, 2016 (the last trading day on the NYSE in 2016), which was the closing price of our Common Stock, as reported by the NYSE, on that date.

The following table provides information for our Named Executive Officers on the number of shares acquired during 2016 following vesting of restricted stock unit awards and the value realized. There were no outstanding stock options held by our Named Executive Officers in 2016.
Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
M. Kevin McEvoy	30,800	$865,788
Roderick A. Larson	11,200	$314,832
Clyde W. Hewlett	5,800	$163,038
Alan R. Curtis	1,225	$34,435
W. Cardon Gerner	6,500	$182,715

(1)
The amounts reflect the value realized for shares acquired upon vesting of restricted stock units pursuant to the Named Executive Officers’ 2013 Restricted Stock Unit Agreements at a price of $28.11 per share of our Common Stock as of February 19, 2016, which was the closing price of our Common Stock, as reported by the NYSE, on that date.

We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.
Nonqualified Deferred Compensation

Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of his or her notional account balance at the time of termination of employment. A participant vests in our credited amounts at the rate of 33% each year, subject to accelerated vesting upon the soonest to occur of: (i) the date the participant has completed ten years of participation; (ii) the date that the sum of the participant’s age and years of participation equals 65; (iii) the date of termination of employment by reason of death or disability; and (iv) the date of termination of employment within two years following a change of control. Messrs. McEvoy, Hewlett, Curtis and Gerner are fully vested in their SERP accounts. All participants are fully vested in deferred base salary and bonus.

Amounts accrued under the SERP are adjusted for earnings and losses as if invested in one or more deemed investments selected by the participants from those designated as alternatives by the SERP administrative committee, the members of which are selected by our Board. The deemed investment vehicles are a variety of mutual fund variable accounts. Participants may reallocate their notional accounts within that group of mutual fund variable accounts by notifying the third-party administrative agent of our SERP. The administrative agent adjusts each participant’s account with any hypothetical income, gain or loss and any payments or distributions attributable to such account on a daily basis, or at such other times as the administrative agent determines, based on the performance of the specific deemed investments selected from time to time by the participant. We do not provide any “above market or preferential earnings” (as defined by SEC rules) on any amount of deferred compensation pursuant to our SERP or otherwise.

For the year ended December 31, 2016, as reported by the administrative agent of our SERP, the deemed investment options available pursuant to our SERP generated hypothetical annual returns (losses) ranging from (12.87)% to 43.71%.

The following table provides information on our non-qualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

Name	Executive Contributions in 2016 ($)	Company Contributions in 2016 ($)(1)	Aggregate Earnings (Losses) in 2016 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2016 ($)(3)
M. Kevin McEvoy	—	357,500	27,954	—	5,711,779
Roderick A. Larson	—	220,000	84,085	—	1,321,909
Clyde W. Hewlett	21,600	129,600	86,255	—	3,074,633
Alan R. Curtis	—	75,000	138,684	—	1,506,116
W. Cardon Gerner	—	81,250	68,291	—	921,018

(1)
The amounts reflect the credited contributions we made to the accounts of the Named Executive Officers in 2016. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)
The amounts reflect hypothetical accrued gains (or losses) in 2016 on the aggregate of contributions by the Named Executive Officers and us on notional investments designed to track the performance of the funds selected by the Named Executive Officers, as reflected below. No amounts of such aggregate earnings are reported in the “Summary Compensation Table” above.

	Aggregate Earnings (Losses) for the Year
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
M. Kevin McEvoy	(65)	28,019	27,954
Roderick A. Larson	27,267	56,818	84,085
Clyde W. Hewlett	48,206	38,049	86,255
Alan R. Curtis	83,737	54,947	138,684
W. Cardon Gerner	—	68,291	68,291

(3)	The amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2016 as follows:

	Aggregate Balance
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
M. Kevin McEvoy	77,463	5,634,316	5,711,779
Roderick A. Larson	397,111	924,798	1,321,909
Clyde W. Hewlett	1,690,487	1,384,146	3,074,633
Alan R. Curtis	890,461	615,655	1,506,116
W. Cardon Gerner	—	921,018	921,018
Potential Payments on Termination or Change of Control

As described in the “Compensation Discussion and Analysis” above, in 2001, we entered into Change-of-Control Agreements with Mr. McEvoy and, in subsequent years, with each of the other Named Executive Officers. Upon a change of control of Oceaneering, each of the Named Executive Officers may be subject to certain excise taxes pursuant to Section 4999 of the Code. Pursuant to the Change-of-Control Agreement entered into with Mr. McEvoy, we have agreed to reimburse him for all such excise taxes that may be imposed and any income taxes and excise taxes that may become payable as a result of the reimbursement. We have not agreed to reimburse Mr. Larson, Hewlett, Curtis or Gerner for any such amounts. The Change-of-Control Agreement entered into with each of Messrs. Larson, Hewlett, Curtis and Gerner provides for reduction of his calculated severance package to the safe-harbor amount (as described in “Compensation Discussion and Analysis — Post-Employment Compensation Programs — Change-of-Control Agreements” above), if doing so would provide a greater benefit on an after-tax basis. Based on the amounts shown in the “Change of Control with Termination” column in the following tables, Messrs. McEvoy, Larson and Curtis would be subject to an excise tax liability, assuming a change of control occurred on December 31, 2016. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable. All of the outstanding long-term incentive agreements of the Named Executive Officers have provisions for settlement in the event of death, disability or a change of control.

Assuming a December 31, 2016 termination date and, where applicable, using the closing price of our Common Stock of $28.21 per share on December 30, 2016 (the last trading day on the NYSE in 2016), the tables below show potential payments to each of the Named Executive Officers under the existing contracts, agreements, plans or arrangements, whether written or unwritten, in the event of a termination of such executive’s employment, including amounts payable pursuant to benefits or awards in which the Named Executive Officers are already vested. As used in the agreements referenced in the tables below, the term “Change of Control” has the same meaning as the Change-of-Control Agreements define that term. For a summary of that definition, see “Compensation Discussion and Analysis — Change-of-Control Agreements” above.

M. Kevin McEvoy
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$82,500	(1)	$—		$6,756,750	(2)
Tax Gross-up	—		—		—		6,271,943	(3)
Benefit Plan Participation	—		1,691	(1)	—		425,104	(4)
Restricted Stock Units (unvested & accelerated)	—		—		1,695,506	(5)	1,695,506	(6)
Performance Units (unvested & accelerated)	—		—		—	(7)	4,500,000	(8)
Restricted Stock Units (vested)	2,148,248	(9)	2,148,248	(9)	2,148,248	(9)	2,148,248	(9)
Performance Units (vested)	2,250,000	(10)	2,250,000	(10)	2,250,000	(10)	9,000,000	(11)
Accrued Vacation/Base Salary	54,141		54,141		54,141		54,141
SERP (vested)	5,711,779	(12)	5,711,779	(12)	5,711,779	(12)	5,711,779	(12)
TOTAL	$10,164,168		$10,248,359		$11,859,674		$36,563,471

Roderick A. Larson
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$21,154	(1)	$—		$3,341,250	(13)
Benefit Plan Participation	—		1,720	(1)	—		193,558	(4)
Restricted Stock Units (unvested & accelerated)	—		—		1,239,660	(5)	1,239,660	(6)
Performance Units (unvested & accelerated)	—		—		607,500	(14)	3,945,000	(8)
Accrued Vacation/Base Salary	53,688		53,688		53,688		53,688
SERP (vested)	987,029	(12)	987,029	(12)	987,029	(12)	987,029	(12)
SERP (unvested)	—	(12)	—	(12)	334,880	(12)	334,880	(12)
TOTAL	$1,040,717		$1,063,591		$3,222,757		$10,095,065

Clyde W. Hewlett
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$49,846	(1)	$—		$1,296,000	(15)
Benefit Plan Participation	—		1,720	(1)	—		164,812	(16)
Restricted Stock Units (unvested & accelerated)	—		—		396,689	(5)	396,689	(6)
Performance Units (unvested & accelerated)	—		—		—	(7)	1,016,250	(8)
Restricted Stock Units (vested)	486,087	(9)	486,087	(9)	486,087	(9)	486,087	(9)
Performance Units (vested)	390,000	(10)	390,000	(10)	390,000	(10)	1,796,250	(11)
Accrued Vacation/Base Salary	65,913		65,913		65,913		65,913
SERP (vested)	3,074,633	(12)	3,074,633	(12)	3,074,633	(12)	3,074,633	(12)
TOTAL	$4,016,633		$4,068,199		$4,413,322		$8,296,634

Alan R. Curtis
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$34,615	(1)	$—		$810,000	(15)
Benefit Plan Participation	—		1,720	(1)	—		104,186	(16)
Restricted Stock Units (unvested & accelerated)	—		—		490,713	(5)	490,713	(6)
Performance Units (unvested & accelerated)	—		—		75,000	(14)	750,000	(8)
Accrued Vacation/Base Salary	46,059		46,059		46,059		46,059
SERP (vested)	1,506,116	(12)	1,506,116	(12)	1,506,116	(12)	1,506,116	(12)
TOTAL	$1,552,175		$1,588,510		$2,117,888		$3,707,074

W. Cardon Gerner
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$25,000	(1)	$—		$1,080,000	(15)
Benefit Plan Participation	—		1,720	(1)	—		136,994	(16)
Restricted Stock Units (unvested & accelerated)	—		—		514,297	(5)	514,297	(6)
Performance Units (unvested & accelerated)	—		—		360,000	(14)	1,905,000	(8)
Accrued Vacation/Base Salary	40,531		40,531		40,531		40,531
SERP (vested)	921,018	(12)	921,018	(12)	921,018	(12)	921,018	(12)
TOTAL	$961,549		$988,269		$1,835,846		$4,597,840

(1)	Payment of benefit only if involuntary termination is the result of a reduction in force.

(2)
The amount for Mr. McEvoy reflects an amount equaling three times the sum of: (a) his highest annual rate of base salary for the prior three years; (b) the maximum award he is eligible to receive under the annual cash bonus program for the current year; and (c) maximum percentage of base salary contribution level by us for him in our SERP for the current year multiplied by his highest annual rate of base salary in effect during the current year or any of the prior three years that is payable pursuant to his Change-of-Control Agreement.

(3)
The amount reflects a tax gross-up payment to Mr. McEvoy as a result of tax that would have been imposed under Section 4999 of the Code, based on a termination as of December 31, 2016 following a change of control. Under Mr. McEvoy’s Change-of-Control Agreement, we would reimburse Mr. McEvoy for such excise taxes and any income and excise tax that would be payable as a result of that reimbursement. The calculation of the excise tax gross-up is based on an excise tax rate of 20%, a federal income tax rate of 39.6%, a Medicare tax rate of 2.35%, and no state or local income tax because Mr. McEvoy is a resident of the State of Texas, which does not impose such tax on an individual. The calculation also treats the entire amounts of the performance unit awards as “parachute payments.”

(4)
The amount for each indicated Named Executive Officer reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance and disability benefits for a period of three years after termination that is payable pursuant to the executive’s Change-of-Control Agreement.

(5)
The amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2014, 2015 and 2016 Restricted Stock Unit Agreements. Messrs. McEvoy and Hewlett were fully vested under their 2014 Restricted Stock Unit Agreements.

(6)
The amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2014, 2015 and 2016 Restricted Stock Unit Agreements and Change-of-Control Agreement. Messrs. McEvoy and Hewlett were fully vested under their 2014 Restricted Stock Unit Agreements.

(7)
Upon death or disability, the performance units awarded pursuant to the 2015 and 2016 Performance Unit Agreements would vest. The amounts payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2015 and 2016 Performance Unit Agreements will not be known until completion of the three-year performance periods of January 1, 2015 – December 31, 2017 and January 1, 2016 – December 31, 2018, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(8)
The amount for each Named Executive Officer reflects cash payment for outstanding unvested performance units at the maximum goal level pursuant to the executive’s 2014, 2015 and 2016 Performance Unit Agreements ($150 per unit) and Change-of-Control Agreement. Messrs. McEvoy and Hewlett are fully vested under their 2014 Performance Unit Agreements.

(9)
The amount for each indicated Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding vested restricted stock unit pursuant to the executive’s 2014, 2015 and 2016 Restricted Stock Unit Agreements and Change-of-Control Agreement.

(10)
The amount for each indicated Named Executive Officer reflects cash payment for vested performance units awarded pursuant to the executive’s 2014 Performance Unit Agreement as a result of our achievement of (i) the maximum goal for the performance measure of our return on invested capital compared to cost of capital and (ii) below the threshold for the performance measure of our cumulative cash flow, for the three-year performance period of January 1, 2014 – December 31, 2016, as determined by the Compensation Committee in February 2017. This amount is included for each indicated executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amounts payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2015 and 2016 Performance Unit Agreements for outstanding vested performance units will not be known until completion of the three-year performance periods of January 1, 2015 – December 31, 2017 and January 1, 2016 – December 31, 2018, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(11)
The amount for each indicated Named Executive Officer reflects cash payment for outstanding vested performance units at the maximum level pursuant to the executive’s 2014, 2015 and 2016 Performance Unit Agreements ($150 per unit) and Change-of-Control Agreement.

(12)
The amount for each indicated Named Executive Officer reflects the accumulated account values (including gain and losses) of contributions by the Named Executive Officer and Oceaneering for vested amounts and by Oceaneering for unvested amounts. For more information on SERP amounts, see “Nonqualified Deferred Contributions” above.

(13)	The amount for Mr. Larson reflects an amount equaling three times the sum of: (a) his highest annual rate of base salary for the prior three years; (b) the target award he is eligible to receive under the annual cash bonus program for the current year; and (c) the maximum percentage of base salary contribution level by us for him in our SERP for the current year multiplied by his highest annual rate of base salary in effect during the current year or any of the prior three years that is payable pursuant to his Change-of-Control Agreement.

(14)
Upon death or disability, the performance units awarded pursuant to the 2014, 2015 and 2016 Performance Unit Agreements would vest. The amount for each of Messrs. Larson, Curtis and Gerner reflects a cash payment for performance units awarded pursuant to the executive’s 2014 Performance Unit Agreement as a result of our achievement of (i) the maximum goal for the performance measure of our return on invested capital compared to cost of capital and (ii) below the threshold for the performance measure of our cumulative cash flow, for the three-year performance period of January 1, 2014 – December 31, 2016, as determined by the Compensation Committee in February 2017. This amount is included for the executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amounts payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2015 and 2016 Performance Unit Agreements will not be known until the completion of the three-year performance periods of January 1, 2015 – December 31, 2017 and of January 1, 2016 – December 31, 2018, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(15)
The amount for each indicated Named Executive Officer reflects an amount equaling two times the sum of: (a) his highest annual rate of base salary for the prior three years; and (b) the target award he is eligible to receive under the annual cash bonus program for the current year that is payable pursuant to his Change-of-Control Agreement.

(16)
The amount for each indicated Named Executive officer reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance and disability benefits for a period of two years after termination that is payable pursuant to his Change-of-Control Agreement.

COMPENSATION OF NONEMPLOYEE DIRECTORS
During 2016, each of our nonemployee directors (other than Mr. Huff) received, in quarterly installments, an annual cash retainer of $80,000 with additional annual cash retainers of $15,000 to the Chairman of the Audit Committee and $8,000 to each of the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee. During 2016, we did not pay nonemployee directors any additional amount for attendance at meetings of the Board or a Committee of the Board. The cash retainers for Messrs. Berry and Reinhardsen, who were appointed to the Board in June and October 2016 respectively, were prorated based on appointment date. The cash retainer for Mr. Pappas, who retired from the Board in May 2016, was prorated based on retirement date. Mr. Huff, nonexecutive Chairman of our Board, did not receive any cash retainer in 2016. Mr. McEvoy, our Chief Executive Officer, does not receive separate compensation for his service as a director. See “Summary Compensation Table” above for information concerning the compensation paid to Mr. McEvoy.

During 2016, besides payment of annual retainers, our nonemployee directors were also allowed to participate in health care coverage the same as provided to employees in our basic medical plans. Nonemployee directors could elect to participate in the health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. We paid the Medicare premium for Mr. Hughes. Mr. Huff’s Amended Service Agreement, which is described below, provides for medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives. All directors are provided a group personal excess liability insurance policy at no cost to the directors and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.

In 2016, our nonemployee directors were awarded shares of restricted stock under our Incentive Plan as follows: Mr. Huff: 10,000 shares; and each of Messrs. Berry, Collins, Hughes, Murphy, Pappas, Reinhardsen and Webster: 4,000 shares; however, the award to Mr. Pappas was forfeited on his retirement from the Board in May 2016. In accordance with the terms of the applicable award agreements, the restricted stock awards vested in full on the first anniversary of their respective award dates. The awards were subject to (i) possible earlier vesting on a change of control or the termination of the director’s service due to death, and (ii) such other terms as were set forth in the award agreements with the respective directors. For information about stock ownership guidelines for nonemployee directors, see “Compensation Discussion and Analysis — Stock Ownership Guidelines.”

The table below summarizes the compensation of our nonemployee directors for the year ended December 31, 2016.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
John R. Huff	—	279,000	1,125,000	84,434	1,488,434
William B. Berry	66,000	126,600	—	8,958	186,558
T. Jay Collins	80,000	111,600	—	24,630	216,230
D. Michael Hughes	88,000	111,600	—	24,630	224,230
Paul B. Murphy, Jr.	95,000	111,600	—	16,146	222,746
Harris J. Pappas	44,000	—	—	1,470	45,470
Jon Erik Reinhardsen	20,000	103,440	—	1,470	124,910
Steven A. Webster	82,000	111,600	—	11,382	204,982

(1)	The amounts shown are attributable entirely to annual retainers as described in “Compensation of Nonemployee Directors” above.

(2)
The amounts reflect the aggregate grant date fair value of awards by us in 2016 related to restricted stock awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016. The aggregate numbers of restricted shares and/or restricted stock units outstanding as of December 31, 2016 were: 4,000 for each of Messrs. Berry, Collins, Hughes, Murphy, Reinhardsen and Webster; 25,000 for Mr. Huff (comprised of 10,000 restricted shares awarded in 2016 and 15,000 restricted stock units awarded in 2014); and none for Mr. Pappas (the award of 4,000 restricted shares to him in February 2016 was forfeited on his retirement in May 2016). There are no shares subject to outstanding stock options.

(3)
The amount represents the cash payment for performance units for Mr. Huff pursuant to his 2014 Chairman Performance Unit Agreement, as a result of our achievement of (i) the maximum goal for the performance measure of our return on invested capital compared to cost of capital and (ii) below the threshold for the performance measure of our cumulative cash flow, for the three-year performance period of January 1, 2014 – December 31, 2016, resulting in a final value for each 2014 performance unit of $75.00, as determined by our Board in February 2017.

(4)
The amount shown for each attributable perquisite or personal benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by any director, except as quantified in footnote (5) below.

(5)	The amounts shown for 2016 are attributable to the provision of excess liability insurance and the following:

•
Mr. Huff: (i) $26,232 for tax gross-up payments associated with his medical coverage described below; and (ii) perquisites and other personal benefits comprised of: $56,732 for annual premiums and reimbursement of medical costs for health care, including premium for a supplemental medical insurance plan;

•	Messrs. Berry, Murphy, Pappas (until his retirement) and Webster: perquisites and other personal benefits comprised of: premiums for a supplemental medical insurance plan;

•
Mr. Collins: perquisites and other personal benefits comprised of: annual premium for basic health care provided by us; premium for a supplemental medical insurance plan; and personal use of a company-owned fishing camp; and

•
Mr. Hughes: perquisites and other personal benefits comprised of: annual premium for basic health care provided by us; Medicare premium paid by us; and premium for a supplemental medical insurance plan.

Service Agreement with Mr. Huff
In 2001, we entered into a Service Agreement with Mr. Huff, when Mr. Huff was serving as our Chief Executive Officer and Chairman of the Board, replacing Mr. Huff’s prior employment agreement. That agreement was amended in 2006 and 2008 (as amended, the “Service Agreement”) to address, among other things, issues arising under Section 409A of the Code. The Service Agreement provides, among other things, for: (i) medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives, including any additional payment necessary to make him whole for any excise tax liability if payment thereof is a “parachute payment” (as defined in the Code); and (ii) entitlement to post-retirement benefits of $800,000 per year for 10 years, which became fully vested and commenced on August 15, 2011, provided that in the event of Mr. Huff’s death, his disability or a change of control, all unpaid amounts would be accelerated and become payable in a non-discounted lump-sum payment. The Service Agreement also provides tax protection, generally to ensure that Mr. Huff will not be impacted adversely by taxes under Section 409A of the Code.
Also as part of Mr. Huff’s retirement benefits, we established an irrevocable grantor trust, commonly known as a “rabbi trust,” to provide Mr. Huff greater assurance of an adequate source of funds for the payment of post-retirement benefits under the Service Agreement. In connection with the establishment of the trust, we contributed to the trust a life insurance policy previously obtained on the life of Mr. Huff, and agreed to continue to pay the premiums due on that policy. When the life insurance policy matures, the proceeds of the policy will become assets of the trust. If the value of trust assets exceeds $4 million, as adjusted by the Consumer Price Index, at any time after January 1, 2012, the excess may be paid to us. However, because the trust is irrevocable, the assets of the trust are generally not otherwise available to fund our future operations until the trust terminates, which is not expected to occur during the lives of Mr. Huff, his spouse or his children. Furthermore, no tax deduction will be available for our contributions to the trust; however, we may benefit from future tax deductions for benefits actually paid from the trust (although benefit payments from the trust are not expected to occur in the near term, because we expect to make direct payments of those benefits for the foreseeable future).
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors adopted a written policy with respect to related-person transactions to document procedures pursuant to which such transactions are reviewed and approved or ratified. The policy applies to any transaction in which (i) Oceaneering or any of its subsidiaries is a participant; (ii) any related person has a direct or indirect material interest; and (iii) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC. Under the policy, related persons include our directors, nominees to become a director, executive officers, beneficial owners of 5% or more of our voting securities, immediate family members of any of the foregoing persons, and any entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership. Our policy includes a process to monitor related-person transactions and, if a determination is made that a proposed transaction or category of transaction is a related-person transaction, a submission is made to the Nominating and Corporate Governance Committee, which will consider all of the relevant facts and circumstances available and evaluate whether to approve or ratify the transaction.

Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2016, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000.

No director or executive officer of Oceaneering who has served in such capacity since January 1, 2016 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2017 Annual Meeting of Shareholders, other than as described in this Proxy Statement.

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2017. Although we are not required to seek shareholder approval of the appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee would take if our shareholders fail to ratify the appointment. The Audit Committee retains the discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of Oceaneering. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.
In accordance with our Bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2017 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker non-votes marked on proxy cards will not be included in the tabulation of votes cast on this proposal.
Our Board of Directors unanimously recommends a vote FOR this proposal. The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2017, unless a contrary choice is set forth thereon or unless an abstention or broker non-vote is indicated thereon.
The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2016 and 2015.

Fees Incurred for Audit and Other Services Provided by Ernst & Young LLP	2016	2015
Audit Fees (1)	$2,585,000	$2,489,000
Audit-Related Fees (2)	29,000	16,000
Tax Fees (3)	65,000	23,000
All Other Fees (4)	2,000	2,000
Total	$2,681,000	$2,530,000

(1)
Audit Fees represent fees for professional services provided in connection with: (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-Related Fees consisted of accounting, consultation services, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.

(3)	Tax Fees consisted of tax compliance and consultation fees.

(4)	All Other Fees consisted of a subscription to Ernst & Young LLP’s informational on-line service.

The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2016 was compatible with maintaining that firm’s independence from us.

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditors are required to provide detailed back-up documentation concerning the specific services to be provided. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.

None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the Chairman is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.
SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2018 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, so that such notice is received not later than November 29, 2017. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, any shareholder who intends to submit a proposal for consideration at our 2018 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our Bylaws, such notice must:

•	be received at our executive offices not earlier than November 6, 2017 and not later than close of business on January 5, 2018; and

•	satisfy requirements that our Bylaws specify.

A copy of the pertinent Bylaw provisions can be obtained from our Corporate Secretary on written request.

TRANSACTION OF OTHER BUSINESS

Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2017 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy and return it in the enclosed postage-paid return envelope, or vote via the Internet or by telephone by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.

WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2016. WRITTEN REQUESTS SHOULD BE MAILED TO DAVID K. LAWRENCE, CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., 11911 FM 529, HOUSTON, TEXAS 77041-3000.

By Order of the Board of Directors,

March 29, 2017	David K. Lawrence Senior Vice President, General Counsel and Secretary

Appendix A
SECOND AMENDED AND RESTATED
2010 INCENTIVE PLAN OF
OCEANEERING INTERNATIONAL, INC.
(As Amended and Restated as of May 5, 2017)
1.Plan. This Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc. (this “Plan”) constitutes an amendment and restatement in its entirety of the 2010 Incentive Plan of Oceaneering International, Inc., originally effective as of May 7, 2010 and thereafter amended and restated effective May 8, 2015. This Plan was adopted by Oceaneering International, Inc. (the “Company”) to reward certain corporate officers, directors and key employees of the Company by enabling them to acquire shares of common stock of the Company and/or through the provision of cash payments.
2.Objectives. This Plan is designed to attract and retain key employees of the Company and its Subsidiaries, to attract and retain qualified directors of the Company, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in the growth and performance of the Company and its Subsidiaries.
3.Definitions. As used herein, the terms set forth below shall have the following respective meanings:
“Award” means the grant, by the Company pursuant to this Plan, of any Option, SAR, Stock Award or Cash Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee (or the Board, in the case of Awards to Nonemployee Directors) may establish in order to fulfill the objectives of this Plan.
“Award Agreement” means any agreement issued for and on behalf of the Company setting forth, in writing, the terms, conditions and limitations applicable to an Award.
“Board” means the Board of Directors of the Company.
“Cash Award” means an award, granted by the Company pursuant to this Plan, denominated in cash.
“Change of Control” means:
(A)any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and the rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or
(B)individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the Effective Date (other than a Director designated by a Person who has entered into an agreement with the Company to effect any transaction described in Clause (A), (C), (D) or (E) of this definition) whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or
(C)the Company is merged or consolidated with another corporation or entity, and as a result of such merger or consolidation, less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or
(D)the consummation of a (i) tender offer or (ii) exchange offer by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

(E)all or substantially all of the assets of the Company are sold or transferred to a Person as to which:

(1)	the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets; and

(2)	the financial results of the Company and such Person are not consolidated for financial reporting purposes.
(F)Anything else in this definition to the contrary notwithstanding:

(1)
no Change of Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring more than 20% of either the combined voting power of the Company’s outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise; and

(2)	no Change of Control shall be deemed to have occurred unless such event constitutes an event specified in Section 409A(a)(2)(A)(v) of the Code and the Treasury regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer this Plan.
“Common Stock” means the Common Stock, par value $0.25 per share, of the Company.
“Company” means Oceaneering International, Inc., a Delaware corporation.
“Director” means an individual serving as a member of the Board.
“Dividend Equivalents” means an amount equal to dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record on a like number of shares of Common Stock.
“Effective Date” means the date in 2017 as of which the stockholders of the Company approve this Plan.
“Employee” means an employee of the Company or any of its Subsidiaries or an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee within the six months immediately following the making of an Award to such individual.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed or quoted on a national securities exchange, the closing price per share of Common Stock reported or quoted on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed or quoted on that date, or, if there shall have been no such sale so reported or quoted on that date, on the last preceding date on which such a sale was so reported or quoted, (ii) if the Common Stock is not so listed or quoted, the closing price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, Inc., or, if not reported by the Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated, or (iii) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.
“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.
“Nonemployee Director” means a Director who is not an Employee.

“Nonqualified Option” means an Option that is not an Incentive Option.
“Nonqualified Performance Award” means an Award as described in paragraph 8(e)(i) hereof.
“Option” means a right, granted by the Company pursuant to this Plan, to purchase a specified number of shares of Common Stock at a specified price.
“Original Plan” means the 2010 Incentive Plan of Oceaneering International, Inc., as originally approved by the Board on February 19, 2010 and the Company’s stockholders on May 7, 2010, and as thereafter amended and restated, with such amendment and restatement approved by the Board on February 19, 2015 and the Company’s stockholders on May 8, 2015, prior to amendment and restatement under this Plan.
“Participant” means an Employee or Director to whom an Award has been made under this Plan.
“Performance Award” means an Award to a Participant who is an Employee which Award is subject to the attainment of one or more Performance Goals. Stock Awards or Cash Awards may be structured as Performance Awards.
“Performance Goal” means a standard established by the Committee, the satisfaction of which shall determine in whole or in part whether a Performance Award shall be earned.
“Person” means any individual, corporation, partnership, “group” (as such term is used in Rule 13d-5 under the Exchange Act), association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, and the related rules and regulations promulgated thereunder.
“Plan” means this Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc., as amended from time to time.
“Qualified Performance Award” means an Award as described in paragraph 8(e)(ii) hereof.
“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.
“Restricted Stock Unit” means a unit that is restricted or subject to forfeiture provisions evidencing the right to receive one share of Common Stock or cash equal to the Fair Market Value of one share of Common Stock.
“Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock or Restricted Stock Units is made pursuant to this Plan and ending as of the date upon which such Award is issued (if not previously issued), no longer restricted or no longer subject to forfeiture provisions.
“SAR” means a right, granted by the Company pursuant to this Plan, to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a share of Common Stock on the date the right is exercised over the Fair Market Value of a share of Common Stock on the date of grant.
“Section 409A” means Section 409A of the Code, and related regulations and Treasury pronouncements.
“Stock Award” means an award, granted by the Company pursuant to this Plan, in the form of shares of Common Stock or units denominated in shares of Common Stock, and includes Restricted Stock and Restricted Stock Units. Stock Awards do not include Options or SARs.
“Stock-Based Award Limitations” is as defined in paragraph 5(c) hereof.
“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

“Voting Securities” means, with respect to any corporation or other business enterprise, those securities which under ordinary circumstances entitle the holder thereof to vote for the election of directors or others charged with comparable duties under applicable law.
4.Eligibility.
(a)Employees. Employees eligible for Awards under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries.
(b)Directors. Directors eligible for Awards under this Plan are those who are Nonemployee Directors.
5.Common Stock Available for Awards; Plan and Award Limitations.
(a)Common Stock Available Under this Plan. Subject to the provisions of the immediately following paragraph, the maximum number of shares of Common Stock that may be subject to Awards under this Plan is 5,357,146 shares (which includes 3,257,146 shares that were available for awards under the Original Plan). The number of shares of Common Stock that are the subject of Awards under this Plan that are canceled, terminated, forfeited or expire unexercised shall again immediately become available for Awards hereunder as if such shares had never been the subject of an Award. The number of shares of Common Stock available under this Plan shall not be increased by shares of Common Stock tendered, surrendered or withheld in connection with the exercise or settlement of an Award or the Company’s tax withholding obligations.
(b)Plan Limitations. All shares of Common Stock available under this Plan shall be available for Incentive Options and Stock Awards.
(c)Award Limitations. The following limitations shall apply to any Awards made hereunder:
(i)No Employee may be granted, during any single calendar year, Awards consisting of Options or SARs that are exercisable for more than 1,000,000 shares of Common Stock, and no Nonemployee Director may be granted, during any single calendar year, Awards consisting of Options or SARs that are exercisable for more than 100,000 shares of Common Stock;
(ii)No Employee may be granted, during any single calendar year, Stock Awards covering or relating to more than 1,000,000 shares of Common Stock, and no Nonemployee Director may be granted, during any single calendar year, Stock Awards covering or relating to more than 50,000 shares of Common Stock (the limitations set forth in this clause (ii), together with the limitations set forth in clause (i) above, being hereinafter collectively referred to as the “Stock-Based Award Limitations”);
(iii)No Employee may be granted Cash Awards in respect of any single calendar year having a value determined on the date of grant in excess of $10,000,000, and no Nonemployee Director may be granted Cash Awards in respect of any single calendar year having a value determined on the date of grant in excess of $3,000,000; and
(iv)In addition to the limitations applicable to Nonemployee Directors set forth in the foregoing clauses (i) through (iii) of this paragraph, no Nonemployee Director may be granted, during any single calendar year, Awards having an aggregate value, determined on each applicable grant date, when added to all cash compensation paid to the Director during the same calendar year, in excess of $3,500,000.
(d)Adjustments. The limitations set forth in this paragraph are subject to adjustment in accordance with paragraph 15 hereof.
(e)Other Actions. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board, the Committee and the officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

6.Administration.
(a)Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to paragraph 6(c) and paragraph 18 hereof, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is (i) not materially adverse to the Participant to whom such Award was granted, (ii) consented to by such Participant or (iii) authorized by paragraph 15(c) hereof; provided, however, that no such action shall (1) permit the term of any Option or SAR to be greater than ten years from the applicable grant date or (2) permit the extension of the term of any outstanding Option or SAR such that the resulting term is greater than ten years from the applicable grant date. The Committee may make an Award to an individual who it expects to become an employee of the Company or any of its Subsidiaries within the six months following the date the Award is made, with such Award being subject to the individual actually becoming an employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Awards to Nonemployee Directors.
(b)Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.
(c)Prohibition on Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options and SARs may not be amended to (i) reduce the exercise price of outstanding Options or SARs or (ii) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.
7.Delegation. The Committee may delegate to one or more subcommittees of the Committee, another committee of the Board, the President and Chief Executive Officer of the Company, or to other senior officers of the Company its authority or duties under this Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, the Committee may not delegate to any officer of the Company its authority to make Awards to any officer of the Company. Any such delegation hereunder shall only be made to the extent permitted by applicable law.
8.Awards. Except as otherwise provided in paragraph 9 hereof pertaining to Awards to Nonemployee Directors, the Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement in such form as the Committee determines, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including any treatment upon a Change of Control, and shall be issued for and on behalf of the Company. Awards may consist of those listed in this paragraph 8 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including this Plan of any acquired entity; provided that, except as contemplated in paragraph 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR, respectively, with a higher exercise price nor may the exercise price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

(a)Option. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The term of an Option shall not exceed ten years from the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which such Options become exercisable, shall be determined by the Committee.
(b)Stock Appreciation Right. An Award may be in the form of a SAR. The strike price for a SAR shall not be less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The term of a SAR shall not exceed ten years from the date of grant. Subject to the foregoing limitations, the terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which such SARs become exercisable, shall be determined by the Committee. As of the date of grant of a SAR, the Committee may specifically designate that the Award will be paid (i) only in cash, (ii) only in Common Stock, or (iii) in such other form or combination of forms as the Committee may elect or permit at the time of exercise.
(c)Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below.
(d)Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.
(e)Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below. The Committee shall set Performance Goals in its discretion which, depending on the extent to which such Performance Goals are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.
(i)    Nonqualified Performance Awards. Performance Awards granted to Employees or Nonemployee Directors that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.
(ii)    Qualified Performance Awards. Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (1) 90 days after the commencement of the performance period to which the Performance Goal relates and (2) the lapse of 25% of the performance period to which the Performance Goal relates (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following: absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenues); absolute or relative safety performance or measurements; book value per share; cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); controlling or reducing various business costs; credit rating; customer satisfaction; debt to capital ratio; earnings or derivatives thereof (including, but not limited to, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and earnings per share); economic value added (or an equivalent measure); gross operating or net margins; income (including, but not limited to, operating income and net income); maintaining certain levels of debt and interest expense; market share; revenue; and stock price measure (including, but not limited to, stock price, growth measure and total stockholder return) and any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation § 1.162‑27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee. At the time it establishes the Performance Goals, the Committee may provide in any such Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; and (h) settlement of hedging activities.
(iii)    Adjustment of Performance Awards. Awards that are intended to be Qualified Performance Awards may not be adjusted upward. The Committee may retain the discretion to adjust such Performance Awards downward, either on a formula or discretionary basis or on the basis of any combination thereof, as the Committee determines.
(f)Minimum Vesting. Any Award (other than a Cash Award) shall have a minimum vesting period or Restriction Period, as applicable, of one year from the date of grant, provided that (i) the Committee may provide for earlier vesting or termination of the Restriction Period following a Change of Control or upon termination of a Participant’s employment or service by reason of death, disability or retirement and (ii) Awards with respect to up to 5% of the shares of Common Stock authorized for grant pursuant to this Plan may have a vesting period or Restriction Period, as applicable, of less than one year.
9.Awards to Nonemployee Directors. Subject to the limitations set forth in paragraph 5(c) hereof, the Board may grant a Nonemployee Director of the Company one or more Awards and establish the terms thereof in accordance with paragraph 8 and consistent with the provisions therein for the granting of Awards to Employees by the Committee. Any such Award shall be subject to the applicable terms, conditions and limitations set forth in this Plan and the applicable Award Agreement. Upon the termination of service by a Participant who is a Nonemployee Director, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.
10.Award Payment; Dividends and Dividend Equivalents.
(a)General. As specified in the applicable Award Agreements, payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the right to receive such shares shall be evidenced by book-entry registration or in such other manner as the Committee may determine from time to time. Any statement of ownership evidencing such Restricted Stock shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto.
(b)Dividends, Dividend Equivalents and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award, subject to such terms, conditions and restrictions as the Committee may establish; provided that any dividends or Dividend Equivalents payable in connection with any Stock Award (as provided in the applicable Award Agreement) may accrue but will not, in any event, be payable until the expiration of the vesting period or Restriction Period, as applicable, of the underlying Stock Award. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments, dividends or Dividend Equivalents. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.
11.Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if set forth in the Award Agreement and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefore, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this paragraph 11.
12.Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by (i) the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award or (ii) withholding from the shares of Common Stock otherwise deliverable under the Award, in either case with respect to which withholding is required, up to the maximum tax rate applicable to the Participant. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.
13.Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend or modify an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by applicable law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of shares of Common Stock available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options or strike price of SARs, deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs. Notwithstanding any provision in this Plan to the contrary, this Plan shall not be amended or terminated in such manner that would cause this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such amendment or termination that may reasonably be expected to result in such failure shall be of no force or effect.
14.Assignability. Unless otherwise determined by the Committee (or the Board, in the case of Awards to Nonemployee Directors) and provided in the Award Agreement, no Award may be assigned or otherwise transferred except by will or the laws of descent and distribution or pursuant to a domestic relations order in a form acceptable to the plan administrator. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 14 shall be null and void.
15.Adjustments.
(a)The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
(b)In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock available under this Plan for Incentive Options and Stock Awards, (iii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iv) the exercise or other price in respect of such Awards, (v) the Stock-Based Award Limitations, and (vi) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (1) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (2) the exercise or other price in respect of such Awards, (3) the appropriate Fair Market Value and other price determinations for such Awards, (4) the number of shares of Common Stock available under this Plan for Incentive Options and Stock Awards, and (5) the Stock-Based Award Limitations to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.
(c)In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, to (i) provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award (and for awards not granted under this Plan), regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, (iii) provide for the acceleration of the vesting and exercisability of an Award and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof, (iv) cancel any Awards and direct the Company to deliver to the Participants who are the holders of such Awards cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards as of the date of such event, which, in the case of any Option, shall be the amount equal to the excess of the Fair Market Value of a share as of such date over the per-share exercise price for such Option (for the avoidance of doubt, if such Fair Market Value is less than such exercise price, the Option may be canceled for no consideration), or (v) cancel Awards that are Options and give the Participants who are the holders of such Awards notice and opportunity to exercise prior to such cancellation.
(d)No adjustment authorized by this paragraph 15 shall be made in such manner that would result in this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such adjustment that may reasonably be expected to result in such failure shall be of no force or effect.
16.Restrictions. No Common Stock or other form of payment shall be issued or made with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance or other payment will be in compliance with all applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
17.Unfunded Plan. This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
18.Section 409A.
(a)Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or Award will be reformed to avoid imposition of the additional tax, including that any Award subject to Section 409A held by a specified employee that is settled upon termination of employment (for reasons other than death) shall be delayed in payment until the expiration of six months, and no action taken to comply with Section 409A shall be deemed to adversely affect the

Participant’s rights to an Award. Awards made under this Plan are intended to comply with or be exempt from Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A.
(b)Unless the Committee provides otherwise in an Award Agreement, each Award of Restricted Stock Units or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A. If the Committee determines that an Award of Restricted Stock Units or a Cash Award is intended to be subject to Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A.
(c)If the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation §1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A.
19.Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.
20.Right to Continued Service or Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.
21.Clawback Right. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company pursuant to any applicable law regulation or stock exchange listing requirement and under any clawback policy adopted by the Company whether before or after the date of grant of the Award.
22.Usage. Words used in this Plan in the singular shall include the plural and vice versa, and words of one gender shall be construed to include the other gender and the neuter, in each case as the context requires.
23.Headings. The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.
24.Effectiveness. This Plan, as approved by the Board on February 13, 2017, shall be effective as of the Effective Date. This Plan shall continue in effect for a term of 10 years commencing on the Effective Date, unless earlier terminated by action of the Board, and no further Awards may be granted under this Plan after the tenth anniversary of the Effective Date or, if earlier, termination by action of the Board, except as to Awards then outstanding under this Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.
Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company’s stockholders at the Company’s 2017 annual stockholders meeting to be held on May 5, 2017, or any adjournment or postponement thereof. If the stockholders of the Company should fail to so approve this Plan on such date, this Plan shall not be of any force or effect and the Original Plan shall continue in force and effect.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 4, 2017.

IMPORTANT ANNUAL MEETING INFORMATION
Vote by Internet • Go to www.investorvote.com/oii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure Web Site
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals
The Board of Directors recommends a vote FOR each of the nominees listed:
1. Election of Directors:		For	Withhold
01	William B. Berry	☐	☐
02	T. Jay Collins	☐	☐
03	Jon Erik Reinhardsen	☐	☐

The Board of Directors recommends a vote FOR each of the following:		For	Against	Abstain
2. Approval of the Second Amended and Restated 2010 Incentive Plan.		☐	☐	☐
3. Advisory vote on a resolution to approve the compensation of our Named Executive Officers.		☐	☐	☐

The Board of Directors recommends a vote FOR every 1 YEAR:		1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of holding future advisory votes to approve the compensation of our Named Executive Officers.		☐	☐	☐	☐

The Board of Directors recommends a vote FOR the following:		For	Against	Abstain
5. Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2017.		☐	☐	☐

6. In their discretion, the proxies referred to herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Oceaneering International, Inc.

Notice of 2017 Annual Meeting of Shareholders
Proxy Solicited on behalf of the Board of Directors for the 2017 Annual Meeting

W. Cardon Gerner and David K. Lawrence, and each of them individually, are hereby appointed as agents and proxies, with full power of substitution and resubstitution, to vote all the shares of common stock of Oceaneering International, Inc. held of record by the undersigned as of the close of business on March 22, 2017, at the Annual Meeting of Shareholders to be held on May 5, 2017, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2016 and the Notice of the 2017 Annual Meeting of Shareholders and related Proxy Statement.

This proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR the election of each of the director nominees named in Proposal 1, FOR Proposals 2, 3 and 5, and FOR “1 year” in Proposal 4. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this proxy card or vote by telephone or Internet as described below before the Annual Meeting.

Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the above to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, you should read the proxy statement and this proxy card in their entirety. Please follow the steps listed on the reverse side. Your vote will be confirmed and posted promptly. Thank you for voting.

Non-Voting Items
Change of Address — Please print any new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your Voting Instruction Form, you may choose one of the voting methods outlined below to provide your voting instructions.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Voting instructions submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on April 28, 2017.

IMPORTANT ANNUAL MEETING INFORMATION
Voting Instructions by Internet • Go to www.investorvote.com/oii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure Web Site
Voting Instructions by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Confidential Voting Instruction Form
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals
The Board of Directors recommends a vote FOR each of the nominees listed:
1. Election of Directors:		For	Withhold
01	William B. Berry	☐	☐
02	T. Jay Collins	☐	☐
03	Jon Erik Reinhardsen	☐	☐

The Board of Directors recommends a vote FOR each of the following:		For	Against	Abstain
2. Approval of the Second Amended and Restated 2010 Incentive Plan.		☐	☐	☐
3. Advisory vote on a resolution to approve the compensation of our Named Executive Officers.		☐	☐	☐

The Board of Directors recommends a vote FOR every 1 YEAR:		1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of holding future advisory votes to approve the compensation of our Named Executive Officers.		☐	☐	☐	☐

The Board of Directors recommends a vote FOR the following:		For	Against	Abstain
5. Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2017.		☐	☐	☐

6. In its discretion, the Trustee referred to herein is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

IF YOU HAVE NOT PROVIDED YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Confidential Voting Instructions — Oceaneering International, Inc.

Notice of 2017 Annual Meeting of Shareholders
Confidential Voting Instruction Form for 2017 Annual Meeting

The undersigned participant in the Oceaneering Retirement Investment Plan (the “Plan”) hereby directs Wells Fargo Bank, N.A., the trustee for the Plan (the “Trustee”), to vote all shares of common stock of Oceaneering International, Inc. held in the undersigned’s Plan account of record by the undersigned, as of the close of business on March 22, 2017, at the Annual Meeting of Shareholders to be held on May 5, 2017, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2016 and the Notice of the 2017 Annual Meeting of Shareholders and related Proxy Statement.

This Voting Instruction Form, when properly executed and delivered to the Trustee, will provide the Trustee with instructions to vote the shares in your Plan account as of the record date as directed herein. If your Voting Instruction Form is not properly signed or dated or if no direction is provided, the shares in your Plan account as of the record date will be voted in the same proportion as the shares for which the Trustee timely receives valid voting instructions from participants in the Plan. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

Providing voting instructions by telephone or Internet eliminates the need to return this Voting Instruction Form. Before providing your voting instructions, you should read the proxy statement and Voting Instruction Form. Please follow the steps listed on the reverse side. Your voting instructions will be confirmed and posted promptly. Thank you for participating.

Non-Voting Items
Change of Address — Please print any new address below.

Authorized Signatures — This section must be completed for your voting instructions to be acted upon. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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